Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AMICUS THERAPEUTICS, INC.,

CB ACQUISITION CORP.,

CALLIDUS BIOPHARMA, INC.

and

CUONG DO,

AS HOLDER REPRESENTATIVE

Dated as of November 19, 2013

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10.12	Attorneys’ Fees	80
10.13	Time of the Essence	80

INDEX OF EXHIBITS & SCHEDULES

Exhibit	Description

Exhibit A:	Form of Joinder
Exhibit B:	Certificate of Incorporation of Surviving Corporation
Exhibit C:	Allocation Certificate
Exhibit D:	Form of Letter of Transmittal

Schedules	Description

Schedule 1.1(a)	Company Products
Schedule 1.1(b)	Investor Agreements
Schedule 1.1(c)	Primary Company Stockholders
Schedule 2.6(a)(iii)	Milestone Consideration
Schedule 3.1	Organization
Schedule 3.4	Consents
Schedule 3.6(a)	Capitalization
Schedule 3.6(b)	Company Options
Schedule 3.6(c)	Company Warrants
Schedule 3.8	Company Financial Statements
Schedule 3.9	Liabilities and Accounts Payable
Schedule 3.10	Absence of Certain Developments
Schedule 3.11	Tax Matters
Schedule 3.12(b)	Real Property Leases
Schedule 3.13	Assets
Schedule 3.14(a)	Intellectual Property
Schedule 3.14(c)	Certain Intellectual Property Disclosure
Schedule 3.14(d)	Company In-Licenses
Schedule 3.14(e)	Intellectual Property Contracts
Schedule 3.14(m)	Company Software
Schedule 3.15	Contracts
Schedule 3.16	Company Employee Plans
Schedule 3.17(a)	Employees
Schedule 3.17(b)	Consultants/Independent Contractors
Schedule 3.17(c)	Employment Agreements
Schedule 3.18	Litigation
Schedule 3.19	Company Permits
Schedule 3.21	Insurance
Schedule 3.23	Related Party Transactions
Schedule 3.24	Banks; Power of Attorney
Schedule 3.25	Financial Advisors
Schedule 4.7	Absence of Certain Events and Changes

v

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, restated or supplemented from time to time, this “Agreement”) is made and entered into as of November 19, 2013 (the “Agreement Date”), by and among Amicus Therapeutics, Inc., a Delaware corporation (the “Parent”), CB Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (“Merger Sub”), Callidus Biopharma, Inc., a Delaware corporation (the “Company”) and Cuong Do, as Holder Representative.

W I T N E S S E T H:

A.            The Parent, Merger Sub and the Company intend to effectuate a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger.

B.            The Company Board has unanimously: (i) determined that the Merger is advisable and in the best interests of, the Company and the Company Stockholders; (ii) adopted and approved this Agreement, the Merger and the Transactions; and (iii) recommended that the Company Stockholders adopt and approve this Agreement, the Merger and the Transactions (collectively, the “Company Board Approval”).

C.            The Company will immediately after the execution of this Agreement, submit this Agreement to the Company Stockholders for the purpose of acting on this Agreement.

D.            The parties intend that, immediately after their execution of this Agreement: (a) the holders of at least eighty percent (80%) of the outstanding shares of Series A Preferred Stock, voting together on an as converted to Common Stock basis; and (b) the holders of at least eighty percent (80%) of the outstanding shares of Company Common Stock (treating each share of Series A Preferred Stock as the number of shares of Company Common Stock into which it is convertible), will adopt and approve this Agreement, the Merger and the Transactions (the “Requisite Stockholder Approvals”).

E.            As a material inducement to the Parent and Merger Sub to enter into this Agreement and consummate the Transactions, each Primary Company Stockholder has agreed to execute and deliver to the Parent a joinder in the form and substance of Exhibit A hereto (collectively, the “Joinders”) to be effective concurrent with the Closing.

F.             As a material inducement to the Parent and Merger Sub to enter into this Agreement and consummate the Transactions, each of the Key Employees has accepted an offer of employment with the Parent and will execute and deliver to the Parent his respective Employment Letter and other documents required by the Parent relating to such employment, to be effective concurrent with the Closing.

G.            The Parent, Merger Sub, the Company and each of the Primary Company Stockholders (via each Joinder) desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

H.            Certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1          Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acquisition Expenses” means (i) all fees, expenses, commissions, obligations, bonuses or other payments of any kind accrued, incurred or paid by the Company in connection with the Transactions, including all legal, accounting, investment banking, tax and financial advisory, data room vendor and all other fees, expenses, commissions, obligations, bonuses, severance or other payments of any kind of or to third Persons, including Employees (excluding, for the avoidance of doubt, amounts payable by the Surviving Corporation under the Employment Letters and the Parent Antony Payment), accrued, incurred or paid in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, (ii) all payments, concessions, obligations, fees, costs and expenses accrued, incurred or paid by the Company in connection with seeking and obtaining the consent of third Persons in connection with the Transactions (including pursuant to Section 5.4, Section 6.2(h) and Section 6.2(i)) or in seeking or obtaining any amendment, waiver or modification of any Contract with a third Person), in each case regardless of whether such payments, concessions, costs, fees, expenses, commissions, obligations, bonuses or other payments have been or are paid prior to, on or after the Closing, and (iii) all rent and utilities accrued, incurred, paid or payable by the Company through November 30, 2013.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Series A Liquidation Preference” means the aggregate of the Series A Liquidation Preference for each share of Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time.

“Agreed Claims” is defined in Section 8.5(d).

“Agreement” is defined in the Preamble.

“Agreement Date” is defined in the Preamble.

“Allocation Certificate” is defined in Section 2.6(c).

“Antony Separation Agreement” means the separation and release agreement entered into between the Company and Paul Antony.

“Balance Sheet Date” is defined in Section 3.8(a).

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cash” means the amount of cash of the Company as reflected in bank statements, and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Cash Reserve” is defined in Section 2.6(c)(iii).

“Certificate of Merger” is defined in Section 2.2.

“Certificates” is defined in Section 2.8(b).

“Claim Certificate” is defined in Section 8.5(a).

“Closing” is defined in Section 2.2.

“Closing Balance Sheet” is defined in Section 2.6(c)(i).

“Closing Consideration” is defined in Section 2.6(a)(ii).

“Closing Date” is defined in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means that level of efforts and resources required to carry out a particular task or obligation in an active and sustained manner, consistent with the usual practice followed by a party in the exercise of reasonable business discretion relating to other pharmaceutical products owned by it, or to which it has exclusive rights, which are of similar market potential and at a similar stage in development or product life, taking into account issues of patent coverage, safety and efficacy, scientific and product profile, the regulatory structure involved, and the strategic value and profitability of the product (including, without limitation, pricing and reimbursement status achieved).

“Company” is defined in the Preamble.

“Company Balance Sheet” is defined in Section 3.8(a).

“Company Board” means the board of directors of the Company.

“Company Board Approval” is defined in the Recitals.

“Company Capital Stock” means the Company Common Stock and the Series A Preferred Stock, collectively.

“Company Certificate of Incorporation” means the Company’s Certificate of Incorporation, as in effect immediately prior to the Effective Time.

“Company Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement (whether written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, time in lieu of pay, performance awards, stock or stock-related awards (excluding the Company Option Plan), fringe benefits, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or pursuant to which the Company has or may have any liability, contingent or otherwise.

“Company Financial Statements” is defined in Section 3.8(a).

“Company In-Licenses” is defined in Section 3.14(d).

“Company Intellectual Property” means any Intellectual Property that is used, or is held for use in the business of the Company as currently conducted.

“Company Liabilities” means all liabilities (current or long-term) of the Company set forth on the Closing Balance Sheet.

“Company Material Adverse Effect” means a material adverse effect on (i) the business, assets, liabilities, financial condition, operations or results of operations of the Company or (ii) the ability of the Company to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the Transactions in a timely manner; provided that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any effect to the extent attributable to: (a) changes in general economic, business or political conditions or the securities markets in general; (b) changes that generally affect the industries in which Company operates; (c) natural disaster; (d) a change in applicable Law or accounting rules; (e) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism; (f) changes, effects or circumstances resulting from the announcement of this Agreement or the consummation of the Transactions or compliance with the terms of this Agreement (including adverse developments in relationships with suppliers, or other business partners), but not including, for the avoidance of doubt, any breach or violation of a contract resulting from the Company’s execution, delivery and performance of this Agreement or the consummation of the Transactions; (g) any specific action taken at the request of the Parent or Merger Sub or expressly required by this Agreement;

(h) actions taken with the Parent’s prior written consent; (i) the Company’s failure to take any action as a result of the prohibitions and restrictions set forth in this Agreement; or (j) continued losses from operations provided that such losses have been incurred in the ordinary course of the Company’s operations and are consistent with its prior results thereof.

“Company Option(s)” is defined in Section 3.6(b).

“Company Option Plan” means the Company’s 2010 Incentive Stock Plan, as in effect on the date of this Agreement.

“Company Permits” is defined in Section 3.19(c).

“Company Products” means all products in research and development by the Company, each of which is listed on Schedule 1.1(a) hereto, by therapeutic area.

“Company Property(ies)” is defined in Section 3.12(b).

“Company Security” means all outstanding shares of Company Capital Stock, or any other outstanding voting securities or other equity or ownership interests of the Company.

“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means (i) the actual knowledge, after due inquiry, of any of the directors, Key Employees, Cuong Do or Paul Antony, or (ii) any facts or circumstances that would be known after due inquiry by a Person holding a comparable office or job with comparable experience and responsibility of any of the foregoing persons.

“Company Stockholders” means the holders of shares of Company Capital Stock.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 24, 2011, between the Parent and the Company.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Copyrights” is defined within the definition of Intellectual Property.

“DGCL” is defined in the Recitals.

“Disclosable Contract” is defined in Section 3.15(b).

“Disclosure Schedule” is defined in the introduction to ARTICLE III.

“Dissenting Share Payments” means (i) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (ii) any costs or expenses (including reasonable attorneys’ fees, costs and expenses in connection with any action, claim or proceeding or in connection with any investigation) in respect of any Dissenting Shares.

“Dissenting Shares” is defined in Section 2.7(a).

“Distribution” means a declaration, setting aside or payment by the Company of any dividend or interim dividend or other distribution (whether in cash, equity or property) or other transfer of value on or with respect to, or redemption, purchase or other acquisition by the Company of, any Company Security or any Security Right with respect thereto.

“Effective Time” is defined in Section 2.2.

“EMA” means the European Medicines Agency.

“Employee” means any current, former, or retired employee, officer, manager, or director of the Company or of any Person deemed to be a co-employer with the Company, or any other Person employed by the Company under a contract of employment.

“Employment Letters” means: (a) the offer letter, to be entered into between the Parent and Hung Do; and (b) the offer letter, to be entered into between the Parent and Russell Gotschall, each in form and substance mutually satisfactory to the parties thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“FDA” means the United States Food and Drug Administration.

“Fully Diluted Common Shares” means, without duplication, at the Effective Time: (i) the aggregate number of shares of Company Common Stock issued and outstanding; plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

“Fundamental Representations” is defined in Section 8.1(a).

“GAAP” means generally accepted accounting principles effective in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” is defined in Section 3.20(a).

“Holder Indemnified Parties” is defined in Section 8.3.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in the foregoing clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in the foregoing clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified D&Os” is defined in Section 5.11(a).

“Indemnified Party” means any Parent Indemnified Party or Holder Indemnified Party.

“Indemnifying Party” means any Person from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Intellectual Property” means all intellectual property rights owned, in-licensed or used by the Company arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all Software and Technology of the Company.

“Intellectual Property Licenses” means (i) any grant by the Company to another Person of any right to use any of the Company Intellectual Property, and (ii) any grant by another

Person to the Company of a right to use such Person’s intellectual property rights included in the Company Intellectual Property.

“Investor Agreements” means the agreements listed on Schedule 1.1(b) hereto.

“IRS” means the Internal Revenue Service.

“Joinder” is defined in the Recitals.

“Key Employees” means Hung Do and Russell Gotschall.

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Letter of Transmittal” is defined in Section 2.8(b).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Losses” is defined in Section 8.2.

“Marks” is defined within the definition of Intellectual Property.

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 2.6(a)(i).

“Merger Sub” is defined in the Preamble.

“Milestone Consideration” is defined in Section 2.6(a)(iii).

“Objection Notice” is defined in Section 5.15.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Parent” is defined in the Preamble.

“Parent Antony Payment” means the payment by the Parent of $180,000 to Paul Antony in respect of the partial payment of the aggregate amount payable to Paul Antony in connection with the execution and delivery of the Anthony Separation Agreement

“Parent Common Stock” means the common stock of the Parent, par value $0.01 per share.

“Parent Disclosure Schedule” is defined in the introduction to ARTICLE IV.

“Parent Indemnified Parties” is defined in Section 8.2.

“Parent Material Adverse Effect” means any state of facts, event, change or effect that has had, or that would reasonably expected to have, a material adverse effect on the business, properties, results of operations or financial condition of the Parent, taken as a whole.

“Parent Shares” means with respect to any reference amount, that number of shares of Parent Common Stock having an aggregate value of such reference amount calculated based on a price per share equal to the average of the last closing bid price per share for the Parent Common Stock on The NASDAQ Global Market for the ten (10) trading day period ending on the second Business Day prior to the Closing Date.

“Parent’s Knowledge” means the knowledge after reasonable inquiry of John F. Crowley, William D. Baird, III and Bradley Campbell after reasonable inquiry.

“Patents” is defined within the definition of Intellectual Property.

“Payment Notice” is defined in Section 5.15.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Liens” means any Liens reflected in the Company Balance Sheet and Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

“Per Share Common Closing Consideration” means the quotient obtained by dividing (i) the Closing Consideration minus the Aggregate Series A Liquidation Preference, by (ii) the Fully Diluted Common Shares.

“Per Share Common Merger Consideration” means the sum of the (i) Per Share Common Closing Consideration plus (ii) the Per Share Common Milestone Consideration.

“Per Share Common Milestone Consideration” means the quotient obtained by dividing (i) the Milestone Consideration, by (ii) the Fully Diluted Common Shares.

“Per Share Series A Closing Consideration” means, with respect to each share of Series A Preferred Stock outstanding as of immediately prior to the Effective Time, the sum of (i) the Series A Liquidation Preference with respect to such share of Series A Preferred Stock plus (ii) the Per Share Common Closing Consideration with respect to such share of Series A Preferred Stock.

“Per Share Series A Merger Consideration” means, with respect to each share of Series A Preferred Stock outstanding as of immediately prior to the Effective Time, the sum of (i) the Series A Liquidation Preference with respect to such share of Series A Preferred Stock plus (ii) the Per Share Common Merger Consideration.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” is defined in Section 8.2(g).

“Primary Company Stockholders” means the Company Stockholders listed on Schedule 1.1(c) hereto.

“Pro Rata Share” means:

(a)           with respect to any Company Stockholder, the percentage obtained by multiplying (A) the quotient obtained by dividing (x) the aggregate number of shares of Common Stock held by such Company Stockholder (on a fully diluted basis) by (y) the Fully Diluted Common Shares held by all Company Stockholders, by (B) 100, each of which shall be set forth on the Allocation Certificate pursuant to Section 2.6(c)(vii); and

(b)           with respect to any Primary Company Stockholder, the percentage obtained by multiplying (A) the quotient obtained by dividing (x) the aggregate number of shares of Common Stock held by such Primary Company Stockholder (on a fully diluted basis) by (y) the Fully Diluted Common Shares held by all Primary Company Stockholders, by (B) 100, each of which shall be set forth on the Allocation Certificate pursuant to Section 2.6(c)(vii).

“Real Property Lease(s)” is defined in Section 3.12(b).

“Register,” “Registered,” and “Registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC.

“Registrable Securities” means (a) the Parent Common Stock issuable as Merger Consideration or other securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Parent Common Stock by way of stock dividend, stock split or in connection with a combination of shares, recapitalization or other reorganization or otherwise.  Notwithstanding the foregoing, as to any particular Parent Common Stock or other securities described above, once issued they shall cease to be Registrable Securities when (1) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (2) they shall have been distributed pursuant to Rule 144 (or any successor provision) under the Securities Act, or (3) such securities may be sold without volume restrictions pursuant to Rule 144, as determined by the counsel to the Parent pursuant to a written opinion letter to such effect, addressed and acceptable to the Parent’s transfer agent.

“Registration Holder Indemnitee” is defined in Section 7.5(a).

“Registration Indemnified Party” is defined in Section 7.5(c).

“Registration Indemnifying Party” is defined in Section 7.5(c).

“Registration Period” is defined in Section 7.3(a).

“Registration Statement” means a Registration Statement filed pursuant to the Securities Act.

“Related Agreements” means the Certificate of Merger, the Joinders and the Letters of Transmittal.

“Related Persons” is defined in Section 3.23.

“Release Date” is defined in Section 5.15.

“Representatives” is defined in Section 5.7(a).

“Requisite Stockholder Approvals” is defined in the Recitals.

“Reserve Disbursement” is defined in Section 5.15.

“Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule.

“SAB” means the Scientific Advisory Board of the Company.

“Sarbanes-Oxley Act” is defined in Section 4.6(d).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” is defined in Section 4.6(a).

“SEC Guidance” means (i) any publicly-available written guidance, or rule of general applicability of the SEC staff, or (ii) written comments, requirements or requests of the SEC staff to Parent in connection with the review of a Registration Statement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Right” means, with respect to any Company Security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, Contract, understanding or arrangement of any kind relating to such security, whether issued or unissued, vested or unvested, or any other security convertible into or exchangeable for any such security.  “Security Right” includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting, and includes rights conferred by any Law, the Company’s Organizational Documents or by agreement.

“Series A Liquidation Preference” means, with respect to each share of Series A Preferred Stock outstanding as of immediately prior to the Effective Time, an amount equal to the aggregate amount of all Accruing Dividends (as defined in the Company Certificate of Incorporation) accrued but unpaid on such share of Series A Preferred Stock as of, through, and including, the day immediately preceding the Closing Date.

“Series A Preferred Stock” is defined in Section 3.6(a).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Soliciting Materials” is defined in Section 5.13(b).

“Straddle Period” is defined in Section 8.2(h).

“Surviving Corporation” is defined in Section 2.1.

“Tax” means any federal, national, state, local or foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law)), as a transferee or successor, by contract or otherwise, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Authority” means any Governmental Body responsible for the imposition or collection of any Tax.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements, reports, accounts, computations, assessments, registrations and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company.

“Termination Date” is defined in Section 9.1(b).

“Third Party Acquisition” is defined in Section 5.7(a).

“Third Party Claim” is defined in Section 8.5(c).

“Trade Secrets” is defined within the definition of Intellectual Property.

“Transactions” is defined in Section 2.2.

1.2          Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)            Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)           Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)          Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)          Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)           Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)          Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)         Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II.
THE MERGER

2.1          The Merger.  At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of the Parent.  The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.2          Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 9.1, the consummation (the “Closing”) of the Merger and the other transactions contemplated by this Agreement and the Related Agreements (collectively, the “Transactions”) will take place on the Agreement Date immediately following the satisfaction of the conditions set forth in Section 6.2(d), provided that all other conditions set forth in ARTICLE VI shall have been waived or satisfied prior thereto (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Lowenstein Sandler LLP, 65 Livingston Avenue, Roseland, New Jersey unless another place or date is agreed to by the Parent and the Company.  The date upon which the Closing occurs is herein referred to as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the later of the time of acceptance by the Secretary of State of the State of Delaware of such filing or the time established as the effective time by the Certificate of Merger being referred to herein as the “Effective Time”).

2.3          Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Corporation.

2.4          Certificate of Incorporation; By-laws.

(a)           At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form set forth on Exhibit B until thereafter amended as provided by applicable Law and such Certificate of Incorporation.

(b)           At the Effective Time, the By-laws of Merger Sub shall become the By-laws of the Surviving Corporation until thereafter amended.

2.5          Directors and Officers.  At the Effective Time and by virtue of the Merger, the director(s) of Merger Sub immediately prior to the Effective Time shall become the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.  At the Effective Time and by virtue of the Merger, the officers of Merger Sub immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the By-laws of the Surviving Corporation.

2.6          Merger Consideration; Effect on Company Capital Stock; Allocation Certificate.

(a)           Merger Consideration.

(i)            The “Merger Consideration” shall be an amount equal to the sum of (A) the Closing Consideration plus (B) the Milestone Consideration.  Anything herein to the contrary notwithstanding, in no event shall the value of the aggregate Merger Consideration payable by the Parent hereunder exceed $130,000,000 (including any Milestone Payments that may be made, and determined, with respect to portions of the Milestone Consideration payable in securities, on the date such payments are made).  Notwithstanding Subsections 2.1 and 2.2 of the Company Certificate of Incorporation, the provisions of which the Company represents and warrants have been validly and irrevocably waived pursuant to a written instrument duly executed by the requisite Company Stockholders (the “Stockholder Waiver”), the Merger Consideration shall be allocated among the Company Stockholders as set forth in this Section 2.6.

(ii)           Closing Consideration.  The “Closing Consideration” shall be an amount payable in Parent Shares equal to $15,000,000.

(iii)          Milestone Consideration.  In addition to the Closing Consideration, the Merger Consideration (but subject to the limitation on the aggregate Merger Consideration set forth in Section 2.6(a)(i) above), shall also consist of the Milestone Payments, if any, payable as and in the manner set forth on Schedule 2.6(a)(iii), in accordance with the terms set forth on such Schedule 2.6(a)(iii) (the “Milestone Consideration”), subject at all times to any offset thereto in accordance with Section 8.4(i).

(iv)          Parent Discretion.  The Parent will exercise Commercially Reasonable Efforts and diligence to achieve the Milestone Events set forth on Schedule 2.6(a)(iii), including prosecuting and maintaining the Patents listed on Schedule 3.14(a), undertaking the investigations and actions required to achieve such Milestone Events and dedicating reasonable available resources to such efforts; provided, however, that notwithstanding the foregoing or any other provision of this Agreement, following the Effective Time, the Parent retains the right, in its reasonable discretion: (x) to generally operate the Surviving Corporation and the businesses conducted thereby in any manner that the Parent deems appropriate in its reasonable discretion; and (y) to reorganize or restructure the business, financial and/or legal structure of the Surviving Corporation in any manner, at any time and from time to time, whether by creation, dissolution or combination of divisions, transfer of assets, merger, consolidation, transfer or issuance of securities or otherwise or to cease, or dispose of, operations of the Surviving Corporation, in each case regardless of any effect such actions may or may not have upon the Milestone Payments, if it determines in its good faith and reasonable business judgment that it is in the Parent’s and/or the Surviving Corporation’s interest to do so; provided further, that the Parent shall not enter into any agreement for the transfer of any Company Technology or Product 1, Product 2 or Product 3, whether through merger, a sale of assets, licensing or otherwise, unless the transferee thereof agrees to assume the Milestone Payment obligations in accordance with, and subject to, the terms and conditions of this Agreement.  The Company and each of the Primary Company Stockholders hereby expressly acknowledges and agrees that (A) the payment of the Milestone Consideration hereunder is expressly dependent upon the performance of the Surviving Corporation, and not upon the performance of the Parent or any business conducted thereby other than through the Surviving Corporation, (B) there is no requirement, guaranty or other assurance of any kind that any Milestone Consideration will be payable hereunder (regardless of any projections, models, forecasts or any other financial data generated by, or provided to, the Company, any Company Stockholder, or the Parent) and (C) the right to receive any Milestone Consideration shall be governed solely and exclusively by the express provisions of this Section 2.6(a) and Schedule 2.6(a)(iii), notwithstanding anything to the contrary contained herein or in any other Contract, written or oral, between the Parent, the Company, the Company Stockholders or any of their Affiliates.

(b)           Effect on Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the Company Stockholders:

(i)            each share of Company Capital Stock held in the treasury of the Company at the Effective Time, if any, shall be cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto;

(ii)           each share of Series A Preferred Stock issued and outstanding at the Effective Time (other than any shares of Series A Preferred Stock to be cancelled pursuant to Section 2.6(b)(i) and any Dissenting Shares) shall be cancelled, extinguished and converted into the right to receive an amount payable as set forth herein, without interest, equal to the Per Share Series A Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, the indemnification provisions set forth in ARTICLE VIII; and

(iii)          each share of Company Common Stock issued and outstanding at the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.6(b)(i) and any Dissenting Shares) shall be cancelled, extinguished and converted into the right to receive an amount payable as set forth herein, without interest, equal to the Per Share Common Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including the indemnification provisions set forth in ARTICLE VIII.

(c)           Allocation Certificate.  On, or one (1) Business Day prior to, the Closing Date, the Company shall have delivered to the Parent a certificate, a copy which is attached as Exhibit C hereto (the “Allocation Certificate”) signed by the Holder Representative (on behalf of the Company Stockholders) and the Chief Executive Officer of the Company certifying as to the accuracy and completeness, in each case as of the Closing, of:

(i)            an estimated unaudited balance sheet (the “Closing Balance Sheet”) of the Company as of 11:59 PM Eastern time on the Closing Date substantially in the form of the Company Balance Sheet and prepared in accordance with GAAP (except for the absence of footnotes) on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet;

(ii)           a statement of the aggregate Acquisition Expenses to be paid out of the Cash Reserve together with a statement certifying that all other Acquisition Expenses have been paid-in-full and that the services of each third party that provided any services to the Company or, to the Company’s Knowledge, the Company Stockholders related to the Transactions have been terminated effective as of the Closing Date (provided that, with respect to any such Acquisition Expenses, the Company shall provide to the Parent, as reasonably requested, paid-in-full receipts (or other documentation reasonably satisfactory to the Parent) from any such third party service provider evidencing that such Acquisition Expenses have been paid-in-full and/or services terminated);

(iii)          the aggregate Cash as of the Closing, which shall equal no less than $300,000 (the “Cash Reserve”), and which shall be subject to the provisions of Section 5.15;

(iv)          the calculation of the Closing Consideration, the number of Fully Diluted Common Shares, the Per Share Common Closing Consideration with respect to each outstanding share of Company Common Stock, the Per Share Series A Closing Consideration with respect to each outstanding share of Series A Preferred Stock, the Series A Liquidation Preference with respect to each outstanding share of Series A Preferred Stock (including each element thereof), and the Aggregate Series A Liquidation Preference;

(v)           the identity and mailing address of each record holder of Company Capital Stock and the number and type of shares of Company Capital Stock and share certificate numbers held by each such Company Stockholder;

(vi)          the amount of: (A) the Closing Consideration payable to each Company Stockholder; and (B) required withholding (if any) with respect to each Company Stockholder; and

(vii)         the Pro Rata Share of each Company Stockholder and Primary Company Stockholder.

The Company shall have given the Parent timely access to all supporting work-papers used in the preparation of the Allocation Certificate and the underlying documents.  The calculation of the Merger Consideration as set forth in the Allocation Certificate, when in form and substance satisfactory to and approved by the Parent (which approval shall in no way limit the indemnification obligations of the Primary Company Stockholders pursuant to Section 8.2(d)), shall be deemed the definitive calculation of the Merger Consideration payable to the Company Stockholders in connection with the Merger and the disbursement thereof.

(d)           Withholding Rights; Deductions from Merger Consideration.  Each of the Surviving Corporation and the Parent shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any Related Agreements (i) such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Transactions or the exercise, cancellation or cash out of any Company Option or Company Warrants or the vesting of restricted stock under the Code or any provision of applicable Tax Law and (ii) the amount of any outstanding loans (including any accrued but unpaid interest thereon and any other amounts in respect thereof) owed by such Person to the Company as of the Closing.  To the extent that amounts are so withheld or deducted pursuant to clause (i) of this Section 2.6(d) by the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation, or the Parent, as the case may be.  The Surviving Corporation or the Parent, as the case may be, shall pay over to the appropriate Governmental Body amounts withheld under clause (i) of this Section 2.6(d).

(e)           No Further Ownership Rights in Company Capital Stock.  The amounts, if any, paid or payable upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II.

(f)            Capital Stock of Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the Company Stockholders, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue after the Effective Time to evidence ownership of such shares of common stock of the Surviving Corporation.

2.7          Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Company Stockholder who demands and perfects appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Merger Consideration pursuant to Section 2.6, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

(b)           If any Company Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive a portion of the Merger Consideration pursuant to and subject to Section 2.6 (subject to the indemnification provisions set forth in ARTICLE VIII) without interest thereon upon surrender of the certificate representing such shares.

(c)           The Company and/or the Holder Representative, on the one hand, and the Parent and/or the Surviving Corporation, on the other hand, shall give the other party (i) prompt written notice of any demands for appraisal of any shares of Company Capital Stock pursuant to the exercise of appraisal rights, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company or the Surviving Corporation, respectively, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Neither the Surviving Corporation nor the Parent, on the one hand, shall, except with the prior written consent of the Holder Representative, and neither the Company nor the Holder Representative, on the other hand, shall, except with the prior written consent of the Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal of Company Capital Stock, or settle or offer to settle any such demands.

2.8          Surrender of Certificates.

(a)           Paying Agent.  The Parent shall act as payment agent in the Merger.

(b)           Exchange Procedures.  The Company has distributed, or the Holder Representative will distribute promptly after the execution of this Agreement (but not later than two (2) Business Days after the Closing Date), to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock a letter of transmittal substantially in the form and substance of Exhibit D hereto (the “Letter of Transmittal”).  Following the Effective Time and delivery to the Parent of a duly completed and validly executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation, each Stockholder shall be entitled to receive in exchange therefor the portion of the Merger Consideration to which such Stockholder is entitled pursuant to Section 2.6 (subject to the conditions to payment of the Milestone Consideration set forth on Schedule 2.6(a)(iii)) and the Certificate(s) so surrendered shall be cancelled.  Following the Effective Time, until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive a portion of the Merger Consideration as provided in this ARTICLE II.

(c)           No Liability.  Notwithstanding anything to the contrary in this Section 2.8, none of the Parent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

(d)           Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration required pursuant to Section 2.6 at the times set forth in ARTICLE II; provided, however, that the Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as the Parent may direct as indemnity or to otherwise agree to provide an indemnity reasonably acceptable to the Parent against any claim that may be made against the Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.9          Payoff of Acquisition Expenses.  On or before the Closing Date but prior to the Effective Time, the Company shall have fully paid and satisfied all Acquisition Expenses that are or may become due and payable in connection with the Closing, as set forth on the statement of Acquisition Expenses, other than Acquisition Expenses to be paid out of the Cash Reserve as noted on the statement of Acquisition Expenses.  To the extent any Acquisition Expenses remain unpaid or become due and payable after the Effective Time, other than Acquisition Expenses to be paid out of the Cash Reserve as noted on the statement of Acquisition Expenses, the Holder Representative shall fully pay and satisfy, or cause to be fully paid and satisfied, all such amounts when due and neither the Parent nor the Surviving Corporation shall have any liability or obligation with respect thereto.

2.10        Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Parent, the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.11        Limitation on Issuance of Parent Shares.  Notwithstanding anything contained in this Agreement or any Related Agreement, the Parent shall not, without the prior approval of its stockholders as required pursuant to the rules and regulations of The NASDAQ Global Market, be permitted to pay Merger Consideration in Parent Common Stock under this Agreement: (i) if the aggregate number of shares of Parent Common Stock to be issued hereunder would exceed 19.99% of the outstanding shares of Parent Common Stock as of the Agreement Date (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market); or (ii) to any Company Stockholder that, together with such Company Stockholder’s Affiliates and any other persons acting as a group together with such Company Stockholder and any of such Company Stockholder’s Affiliates, (x) immediately prior to the applicable payment date, does not beneficially own more than 19.99% of the outstanding shares of Parent Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market), if as a result of such issuance of Parent Common Stock, such Company Stockholder (together with such Company Stockholder’s Affiliates and any other persons acting as a group together with such Company Stockholder’s and any of such Company Stockholder’s Affiliates) would beneficially own more than 19.99% of the outstanding shares of Parent Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately after giving effect to the issuance of such Parent Common Stock: or (y) immediately prior to the applicable payment date, as applicable, beneficially owns more than 19.99% of the outstanding shares of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market), if such Company Stockholder (together with such Company Stockholder’s Affiliates and any other persons acting as a group together with such Company Stockholder and any of such Company Stockholder’s Affiliates) is not the largest beneficial owner of the Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately prior to the applicable payment date, but, as a result of such issuance of Parent Common Stock to such Company Stockholder, such Company Stockholder (together with such Company Stockholder’s Affiliates and any other persons acting as a group together with such Company Stockholder’s and any of such Company Stockholder’s Affiliates) would (X) become the largest beneficial owner of the Parent Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately after giving effect to the issuance of such Parent Common Stock or (Y) become the beneficial owner of a number of shares of Parent Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately after giving effect to the issuance of such Parent Common Stock which, had such Parent Common Stock been received by such Company Stockholder as of the date such Company Stockholder entered into this Agreement, would have caused such Company Stockholder to become the largest beneficial owner of Parent Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) as of such earlier date.  Immediately following the date (if ever) that the Parent obtains the requisite stockholder approval required pursuant to the rules and regulations of The NASDAQ Global Market, the restrictions in this Section 2.11 shall terminate and be of no further force or effect.  Unless otherwise agreed to by the Holder Representative, to the extent that any Merger Consideration otherwise payable in Parent Common Stock would exceed the limitations set forth in this Section 2.11 as of the time such Merger Consideration is due and payable, the portion of such Merger Consideration shall be paid by the Parent in cash in lieu of Parent Common Stock. Notwithstanding anything to the contrary herein, in no event shall the number shares of Parent Common Stock issuable hereunder exceed at any time in the aggregate 49.99% of the outstanding shares of Parent Common Stock as of the date hereof.

2.12        Holder Representative.

(a)           Appointment.  By virtue of the adoption of this Agreement and the approval of the Merger by the Company Stockholders, each Company Stockholder (regardless of whether or not such Company Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, authorizes and empowers, as of the Closing Date, Cuong Do or any replacement appointed pursuant to this Section 2.12 (the “Holder Representative”), as its true and lawful and sole and exclusive agent, proxy and attorney-in-fact for such Company Stockholder for all purposes of this Agreement and the Related Agreements and the Transactions, with full power of substitution to act jointly on behalf of such Company Stockholder in any litigation or arbitration involving this Agreement or any Related Agreement, and jointly to do or refrain from doing all such other acts and things, and jointly to execute all such documents, as the Holder Representative shall deem necessary, appropriate or desirable in connection with any of the Transactions, including without limitation the power:

(i)            To receive, hold and deliver to the Parent or the Company, as the case may be, the certificates and any other documents evidencing the Company Shares and/or any other documents relating thereto or to the Transactions on behalf of such Company Stockholder;

(ii)           To execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transactions;

(iii)          To receive funds, direct payment of funds (in accordance with the Allocation Certificate) and give receipts for funds, including in respect of receipt of any portion of the Merger Consideration, including, without limitation funds disbursed in connection with the receipt of any Milestone Consideration;

(iv)          To execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Company Stockholders, any amendment to, or waiver of, any term or provision of this Agreement or any Related Agreement or any consent, acknowledgment or release relating to this Agreement or any Related Agreement;

(v)           (A) To object to any claims by the Parent or any other Parent Indemnified Party; (B) to consent or agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and (C) To assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnified Party against any such Company Stockholder or by any such Company Stockholder against any Parent Indemnified Party or any dispute between any Parent Indemnified Party and any such Company Stockholder, in each case relating to this Agreement or the Transactions, and to take all actions necessary or appropriate in the sole judgment of the Holder Representative for the accomplishment of any of the foregoing;

(vi)          To give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement; and

(vii)         To take all actions which under this Agreement or any other Related Agreement may be taken by the Holder Representative and to do or refrain from doing any further act or deed on behalf of such Company Stockholder which the Holder Representative deems necessary, appropriate or desirable in its good faith discretion relating to the subject matter hereof or of any Related Agreement (as fully and completely as such Company Stockholder could do if personally present).

(b)           Reliance on Appointment; Successor Holder Representative.  The death or incapacity of any Company Stockholder shall not terminate the agency and power of attorney granted hereby to the Holder Representative.  The appointment of the Company Stockholder shall be deemed coupled with an interest, and the Parent, the Company and any other person may conclusively and absolutely rely, without inquiry, upon any action or omission of the Holder Representative as the action of the Company Stockholders in all matters referred to herein or in any Related Agreement until receipt of written notice of the appointment of a successor Holder Representative made in accordance with this Section 2.12(b).  All actions, decisions, instructions and other actions and omissions of the Holder Representative shall be final, conclusive and binding upon all Company Stockholders and no Company Stockholder shall have any cause of action against the Parent or the Company for any action taken or not taken or omission by the Holder Representative in its role as such.  At any time after the Closing, with or without cause, by a written instrument that is signed in writing by a majority-in-interest of the Company Stockholders, other than the then current Holder Representative if a Company Stockholder (determined by reference to their respective Pro Rata Shares) and delivered to the Parent, the Company Stockholders may remove and designate a successor Holder Representative reasonably acceptable to the Parent.  If the Holder Representative shall at any time resign or otherwise cease to function in its capacity as such for any reason whatsoever, and no replacement is appointed by a majority-in-interest of the Company Stockholders within ten (10) Business Days, then the Parent shall have the right to appoint another Company Stockholder to act as the replacement Holder Representative who shall serve as described in this Agreement and, under such circumstances, the Parent and the other Parent Indemnified Parties shall be entitled to rely on any and all actions taken and decisions made by such replacement Holder Representative.

(c)           Fees and Expenses.  All out-of-pocket fees, costs and expenses (including fees payable to counsel, accountants and other professionals) incurred by the Holder Representative in connection with performing such function and in connection with the Transactions, and all payments, damages, costs, fees and expenses in connection with any dispute with the Parent or the Company under this Agreement or any other Related Agreement, shall be paid by the Primary Company Stockholders in proportion to their Pro Rata Percentages (and may be deducted by the Holder Representative from any amounts otherwise payable in cash hereunder).  For the avoidance of doubt, neither the Parent nor the Company shall have any responsibility whatsoever for any such amount.

(d)           Disbursements.  Any amounts received by the Holder Representative pursuant to this Agreement (other than any amount(s) to which the Holder Representative may be entitled to retain in its his capacity as the Holder Representative) shall be promptly disbursed by the Holder Representative to the Company Stockholders entitled to receive a portion of such amount in accordance with this Agreement, subject to reduction on account of the payment of fees and expenses of the Holder Representative as provided in Section 2.12(c).

(e)           Liability.  The Holder Representative shall not be held liable by any of the Company Stockholders for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Holder Representative pursuant to this Agreement, except in the case of the Holder Representative’s gross negligence, bad faith or willful misconduct.  The Holder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Company Stockholder for any action taken or omitted to be taken in good faith based on such advice.  The Company Stockholders will, severally and not jointly, indemnify (in accordance with their Pro Rata Percentages) the Holder Representative from any Losses arising out of its serving as the Holder Representative hereunder, except for Losses arising out of or caused by the Holder Representative’s gross negligence, bad faith or willful misconduct.  The Holder Representative is serving in its his capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Company Stockholders hereunder, and the Parent, Merger Sub and the Company agree that they will not look to the assets of the Holder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company Stockholders hereunder except to the extent of the Holder Representative’s gross negligence, bad faith or willful misconduct.

(f)            Acceptance.  Cuong Do hereby accepts his appointment as the Holder Representative.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure schedule delivered by the Company to the Parent herewith (the “Disclosure Schedule”) or in any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is reasonably apparent on the face of such disclosure that it applies to such other section, subsection or subclause of this ARTICLE III without reference to the documents referenced therein, the Company represents and warrants to the Parent as follows:

3.1          Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 3.1, which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect.  The Company has not conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

3.2          Authority.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Related Agreements to be executed by the Company, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The Company Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Company Board for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Merger and the other Transactions.  The approval of this Agreement and the Related Agreements and the Transactions, including the Merger, by Company Stockholders holding at least (i) a majority of the total number of issued and outstanding shares of Company Common Stock and Series A Preferred Stock voting together as a single class on an as-converted basis and (ii) sixty-six percent (66%) the total number of issued and outstanding shares of Series A Preferred Stock voting together as a single class, constitutes all of the votes, consents and approvals required of the Company Stockholders (other than as otherwise required under Section 6.2(d)) for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Merger and the other Transactions.  Prior to the Effective Time, the Company will have delivered to the Parent certified copies of the Company Board Approval, the Requisite Stockholder Approvals and the Stockholder Waiver and as of such date neither the Company Board Approval, the Requisite Stockholder Approvals nor the Stockholder Waiver will have been revoked, rescinded or amended.

(b)           This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

3.3          No Conflict.  The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the Transactions, do not and will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any material Lien upon any of the Company’s properties or assets (tangible or intangible), or cause the Company to become subject to, or liable for, the payment of any Tax under (a) any provision of the Organizational Documents of the Company, (b) any Disclosable Contract, or (c) any Law applicable to the Company or any of its properties or assets (tangible or intangible), other than, in the case of clause (c), such conflicts, violations or defaults as would not individually or in the aggregate have a material and adverse effect on the operations and business of the Company or the ability of the Company to consummate the Transactions in a timely manner.

3.4          Consents.

(a)           No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Body is required by, or with respect to, the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party or the consummation by the Company of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) notices to Company Stockholders required by the DGCL and the Company Certificate of Incorporation, and (iii) such other filings, authorizations, consents and approvals that if not obtained or made would not materially and adversely affect the Company or the consummation of the Transactions.

(b)           Schedule 3.4 sets forth all notices to, and all consents, waivers and approvals of, parties to any Disclosable Contract to which the Company is a party or by which any of its properties or assets (tangible or intangible) is bound that are required thereunder in connection with (i) the Transactions and/or (ii) with respect to any Company Intellectual Property, or for any such Disclosable Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Disclosable Contract had the Transactions not occurred) after the Effective Time so as to preserve all rights of, and benefits to, the Company, as the case may be, under such Disclosable Contract from and after the Effective Time.

3.5          Subsidiaries.  The Company does not own, has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business arrangement.

3.6          Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 5,000,000 shares of Company Common Stock, of which 842,967 shares are issued and outstanding as of the Agreement Date, and (ii) 650,000 shares of Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), of which 627,574 shares are issued and outstanding as of the Agreement Date.  The Company does not have any other shares of preferred stock or any other shares of capital stock or any other equity or ownership interests of any kind authorized, designated, issued or outstanding.  The Company Capital Stock, including all shares subject to the Company’s right of repurchase, is held of record and, to the Company’s Knowledge, beneficially by the Persons with the addresses and in the amounts and represented by the certificates set forth on Schedule 3.6(a).  All outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s Organizational Documents or any Contract to which the Company is a party (other than the Investor Agreements), and (ii) have been offered, sold, issued and delivered by the Company in all material respects in compliance with the terms of any applicable Contract to which the Company is a party, the Organizational Documents of the Company and all applicable Laws.  No dividends or other Distributions with respect to any shares of Company Capital Stock have ever been made or declared, and except for the “Accruing Dividends” (as defined in the Company Certificate of Incorporation) none have accrued.  All preferential rights of the Series A Preferred Stock in connection with the sale of substantially all of the assets of the Company, a merger or any other change in control transaction (including a deemed liquidation or dissolution) involving the Company are set forth in the Company Certificate of Incorporation and the Investor Agreements.  Each share of Series A Preferred Stock is convertible into one share of Company Common Stock.  The Company holds no Company Common Stock in its treasury.

(b)           Except for the Company Option Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity or equity-based compensation to any Person.  The Company Option Plan has been duly authorized, approved and adopted by the Company Board and the Company’s stockholders and is in full force and effect.  The Company has reserved for issuance 340,000 shares of Company Common Stock under the Company Option Plan, of which options to purchase 39,145 shares of Company Common Stock have been previously granted and validly exercised in accordance with their respective terms (each, a “Company Option” and collectively, the “Company Options”).  Schedule 3.6(b) sets forth for each Company Option, the name of the holder of such option, an indication of whether such holder is an employee, director or consultant of the Company, the date of grant or issuance and date of exercise of such option, the number of shares of Company Common Stock subject to such option, and the exercise price of such option.  Each Company Option had an exercise price that equaled or exceeded the fair market value of a share of Company Common Stock as of the date of grant of such Company Option (and as of any later modification thereof).  With respect to each Company Option, (i) the grant of such Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), and any required stockholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, and (iii) each such grant was made in accordance with the terms of the applicable Company Option Plan and in all material respects with all applicable Laws.

(c)           Expect as set forth in the Investor Agreements, there are no outstanding Security Rights for or related to any Company Security, whether or not currently exercisable, and the Company does not have nor is bound by any (A) promise or commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Security, or (B) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Security Right for or related to any Company Security.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.  Except for the warrants to purchase Series A Preferred Stock listed and described in detail (which description shall include the name of the holder of such warrant, the date of issuance and the date of exercise of such warrant, the number of shares of Company Common Stock subject to such warrant and the exercise price of such warrant) on Schedule 3.6(c) (the “Company Warrants”), the Company has not previously issued any warrants to purchase any Company Security.  As of the Agreement Date, all Company Warrants have been validly exercised in full in accordance with their terms.

(d)           Except for the Investor Agreements, there are no (i) voting trusts, proxies or other Contracts or understandings with respect to any Company Securities to which the Company is a party, by which the Company is bound, or which exist to the Company’s Knowledge, or (ii) Contracts or understandings to which the Company is a party, by which the Company is bound, or which exist to the Company’s Knowledge relating to the voting, registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Securities.  The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions by the Company does not breach or violate any rights or obligations under the Investor Agreements that have not been complied with or waived.  The holders of shares of Company Capital Stock and any other Company Security and any Security Right with respect to any of the foregoing have been or will be properly given or shall have properly waived any required notice prior to the Merger.

(e)           The Company is its own “ultimate parent entity” as such term is defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

3.7          Corporate Records.

(a)           The Company has delivered to the Parent true, correct and complete copies of the Company’s Organizational Documents, each as amended and in full force and effect.  The Company has not violated its Organizational Documents in any material respect.

(b)           The minute books of the Company previously made available to the Parent contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders and Company Board (including committees thereof) of the Company.  The stock certificate books and stock transfer ledgers of the Company previously made available to Parent are true, correct and complete.  All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

3.8          Company Financial Statements and Internal Controls.

(a)           Schedule 3.8 sets forth (i) the audited balance sheets of the Company as of December 31, 2012 and 2011, (ii) the audited statements of operations, stockholders’ deficit and cash flows of the Company for the fiscal years ended December 31, 2012, December 31, 2011 and for the period from inception through December 31, 2012, (iii) the unaudited balance sheet (the “Company Balance Sheet”) of the Company as of September 30, 2013 (the “Balance Sheet Date”) and the related unaudited statements of operations, stockholders’ deficit and cash flows of the Company for the nine month period then ended (the financial statements referred to in items (i), (ii) and (iii), collectively, the “Company Financial Statements”).  The Company Financial Statements are accurate and complete in all material respects and have been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, except for the absence of footnotes.  The Company Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim Company

Financial Statements, to normal year-end adjustments, which were not material in amount or significance.  Schedule 3.8 also sets forth (x) a report with respect to the Company Financial Statements by the Company’s accountants, which report shall be in form and substance reasonably satisfactory to the Parent; (y) the quarterly breakdowns prepared by management of the Company Financial Statements for the years ended December 31, 2012 and 2011; and (z) unaudited balance sheets and unaudited statements of income, cash flows and other financial information of the Company for any period subsequent to or after December 31, 2012 necessary for the filing of the Parent’s Current Report on Form 8-K in respect of the Transactions.

(b)           The Company has in place systems and processes that are customary and adequate for a company at the same stage of development as the Company and that are designed to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that is required to be disclosed in the Company Financial Statements.  Neither the Company nor, to the Company’s Knowledge, any Employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy or integrity of the Company Financial Statements.  To the Company’s Knowledge, there have been no instances of fraud by the Company, whether or not material, that occurred during any period covered by the Company Financial Statements.

3.9          Liabilities and Accounts Payable.

(a)           The Company does not have, and as of the Effective Time will not have, any debts, liabilities, demands or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, current or long-term) determined or determinable, or as a guarantor or otherwise), including, without limitation, any of the following: (1) accounts payable; (2) accrued taxes payable; (3) capital lease obligations; (4) deferred rent expense; (5) accrued payroll, commissions, bonuses, severance or other payments of a similar nature (and the employer’s portion of any related employment Taxes); or (6) accrued vacation, other than the Company Liabilities.  The Closing Balance Sheet contains a correct and complete list of all Company Liabilities. The Company has no “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(b)           Schedule 3.9 lists all accounts payable of the Company as of the Balance Sheet Date and the aging thereof.  All accounts payable of the Company that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company and are set forth on the Closing Balance Sheet.  All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services.

(c)           The Company has not, at any time: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony.  To the Company’s Knowledge, none of its current

Employees, officers or directors has been convicted of, or pleaded guilty or no contest to, any felony during the prior seven (7) years.

(d)           The Cash Reserve will be sufficient for the Surviving Corporation to fully satisfy, pay and discharge when due and payable all Company Liabilities, including, without limitation, all accounts payable set forth on Schedule 3.9.

3.10        Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 3.10, since the Balance Sheet Date (i) the Company has conducted its business only in the Ordinary Course of Business and (ii) there has not been any Company Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, there has not been, occurred or arisen any:

(i)            amendments or changes to the Organizational Documents of the Company;

(ii)           capital expenditure or capital commitment by the Company or any in any amount in excess of $10,000 in any individual case or $25,000 in the aggregate;

(iii)          payment, discharge or satisfaction, in any amount in excess of $10,000 in any individual case or $25,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the Ordinary Course of Business;

(iv)          (i) failure to pay accounts payable when due consistent with prior practice or any delay in payment thereof or any renegotiation thereof, or (ii) change to or deviation from the Company’s cash management practices, in each case except in the Ordinary Course of Business;

(v)           destruction of, damage to or loss of any material assets of the Company (whether or not covered by insurance);

(vi)          change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(vii)         revaluation by the Company of any of its assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, except in the Ordinary Course of Business;

(viii)        (i) Distribution, (ii) split, combination or reclassification of any Company Security, or (iii) issuance or authorization of the issuance of any Company Security or any Security Rights in respect of, in lieu of or in substitution for, any of the foregoing;

(ix)          any (i) increase in the salary or other compensation (of any type or form) payable or to become payable by the Company to any of its Employees, consultants, contractors, or advisors, or (ii) modification of any existing salary, bonus, commission, severance, equity compensation or other equity arrangements or any other compensatory arrangement with any such Person, or modification or waiver of any of the terms or conditions thereof or the performance or other criteria or condition to payment or earning thereof, or (iii) repricing of any right to acquire Company Securities or any amendment or acceleration or waiver of any vesting terms related to any award of, or award with respect to, any Company Securities held by any such Person, or (iv) declaration, payment, commitment, approval of, or undertaking of an obligation of any other kind for the payment by the Company of a bonus, commission or other additional salary, compensation or Employee benefits to any such Person;

(x)           other than as contemplated in the Antony Separation Agreement (i) granting of severance or termination or other pay or benefits to any Employee, consultant or contractor or entering into any Contract with respect thereto; (ii) adoption or amendment of any employee benefit plan, change in control agreement or severance plan; or (iii) entering into any employment agreement, extension of any employment offer, payment or Contract to pay any bonus or special remuneration to any Employee;

(xi)          entry into any Disclosable Contract by the Company or any termination, cancellation, extension, amendment or modification of the terms of any Disclosable Contract (including, with respect to any termination or cancelation, any Contract that would be required to be listed as a Disclosable Contract hereunder if such Contract were in effect on the date hereof) by the Company, or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the Ordinary Course of Business;

(xii)         sale, lease, license or other disposition of any of the material assets or properties of the Company, or creation of any Lien, other than a Permitted Lien, in such assets or properties;

(xiii)        loan by the Company to any Person, incurrence by the Company or of any Indebtedness, draw-down of, increase in, repayment of, or amendment of the terms of any Indebtedness, guarantee by the Company of any Indebtedness, issuance or sale of any debt securities of the Company or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the Ordinary Course of Business;

(xiv)        waiver or release of any right or claim of the Company;

(xv)         commencement, or to the Company’s Knowledge, notice or threat of commencement, of any lawsuit, claim or proceeding against or investigation of the Company or its affairs, or commencement of any litigation by the Company, or settlement of any lawsuit, claim, proceeding or investigation (regardless of the party initiating the same);

(xvi)        (A)          transfer, sale or abandonment by the Company of any rights to the Company Intellectual Property or the entering into of any license agreement, distribution agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the Company Intellectual Property with any Person, (B) purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the Intellectual Property of any Person (other than off-the-shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no material recurring license fee), or (C) entering into, or amendment of, any Contract with respect to the development of any Intellectual Property with a third Person;

(xvii)       entering into of any Contract, or modification to any Contract, pursuant to which any Person was granted sales, marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or potential product of the Company;

(xviii)      event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect;

(xix)        voluntary prepayment or other non-mandatory payment of, or in respect of, any Indebtedness or any Lien; or

(xx)         Contract by the Company, or any Employees thereof, to do any of the things described in the preceding clauses (i) through (xix) (other than negotiations with the Parent and its representatives regarding the Transactions).

3.11        Tax Matters.

(a)           The Company has properly and timely filed all Tax Returns required to be filed under applicable Law.  The Company has timely paid all Taxes owed (whether or not shown, or required to be shown, on any Tax Returns) and the Company has not had any taxable income for all Tax periods that include any part of the 2013 calendar year.  The Company has timely collected, withheld and paid all Taxes required to have been collected, withheld and paid.  All Tax Returns filed by the Company were and remain complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, profits, gain, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon in all material respects.  There are no Liens for Taxes upon any of the Company’s assets, other than Liens for ad valorem Taxes not yet due and payable.  Schedule 3.11 lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company.  No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction nor to the Company’s Knowledge is there a reasonable basis for any such claim.

(b)           To the Company’s Knowledge, there are no federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings pending or being conducted with respect to the Company.  The Company has not received from any federal, state, local, or non-U.S. Tax Authority (including jurisdiction where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax.  There are no federal, state, local, and non-U.S. income Tax Returns filed with respect to the Company, that have been audited or that currently are the subject of audit.  The Company has delivered to the Parent correct and complete copies of all income Tax Returns of the Company.

(c)                                  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)                                 The Company is not a party to any Contract or sponsor of any plan (including the Company Option Plan, any Company Employee Plan or the Company Options) that, and no amount paid or payable to any current or former employee, contractor or director of the Company, has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(e)                                  The Company is not, nor has ever been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company has no net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the Transactions).

(f)                                   The Company will not be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) on or prior to the Closing Date; (iv) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); (v) any installment sale or open transaction disposition made on or prior to the Closing Date; (vi) any prepaid amount received on or prior to the Closing Date; or (vii) an election with Section 108(i) of the Code.

(g)                                  The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(h)                                 The Company is not a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement).  The Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and the Company has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise.

(i)                                     The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date as measured in accordance with the reasonable past custom and practice of the Company in filing Tax Returns.  The Company will not incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the Ordinary Course of Business or as a result of the Transactions.

(j)                                    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part of Section 355 or Section 361 of the Code.

(k)                                 The Company is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Reg. §1.6011-4(b).

(l)                                     The Company has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other Tax Authority).

(m)                             No plan, program, arrangement or Contract constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

3.12                        Real Property.

(a)                                 The Company does not now own, nor has it ever had since the date of its incorporation, any real property or interests in real property.

(b)                                 Schedule 3.12(b) sets forth a complete list of all real property and interests in real property leased by the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) as lessee or lessor, including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto.  The real property and interests in real property leased by the Company pursuant to the Real Property Leases (individually, a “Company Property” and collectively, the “Company Properties”) constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted.  All of the Company Properties and buildings, fixtures and improvements thereon (i) are in operating condition without known structural defects, and all mechanical and other systems located thereon are in operating condition, and, to the Company’s Knowledge, no condition exists requiring material repairs, alterations or corrections and (ii) are suitable and sufficient in all material respects for their current uses.  The Company has delivered to the Parent true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(c)                                  The Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens except for Permitted Liens.

(d)                                 The Company has all certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each Company Property, and the Company has fully complied in all material respects with all conditions of the Permits applicable to it.  To the Company’s Knowledge, no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

3.13                        Assets; Absence of Liens and Encumbrances.

(a)                                 Schedule 3.13 sets forth all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Company with an individual book value of greater than $10,000.  The assets and properties of the Company are sufficient, in all material respects, for the conduct of the business of the Company as currently conducted.

(b)                                 The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Balance Sheet and except for Permitted Liens.

(c)                                  All facilities, machinery, equipment, fixtures, vehicles, and other personal properties owned, leased or used by the Company with an individual book value of greater than $1,000 (i) are adequate for the conduct of the business of the Company as currently conducted in all material respects and (ii) are in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used and not in need of replacement.

3.14                        Intellectual Property.

(a)                                 Schedule 3.14(a) sets forth an accurate and complete list of all Patents, registrations and applications for Marks and registrations and applications for Copyrights owned or used by the Company.  Schedule 3.14(a) lists, to the extent applicable, the jurisdictions in which each such item of Company Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

(b)                                 Except for the Company In-Licenses, the Company is the sole and exclusive owner of all right, title and interest in and to Company Intellectual Property.  The Company Intellectual Property is free and clear of all Liens or obligations to others (except pursuant to any Company In-License or any Intellectual Property License listed on Schedule 3.14(e)).

(c)                                  The Company Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Products or Technology in connection with the business as presently conducted, and the Company’s present business practices and methods, do not infringe, violate or constitute an unauthorized use or misappropriation of any Patent, Copyright, Mark, Trade Secret or other similar right, of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or any of its Employees is a party, and including any intellectual property that might exist with respect to open software or other intellectual property publicly available for certain types of use). The Company Intellectual Property owned by or licensed to the Company includes all of the intellectual property rights used by the Company to conduct its business in the manner in which such business is currently being conducted.

(d)                                 Except with respect to (A) Intellectual Property Licenses granted to the Company with respect to Software that is commercially available for annual fees of no more than $10,000 for each license agreement, and (B) the Intellectual Property Licenses listed in Schedule 3.14(d) ((A) and (B), collectively, the “Company In-Licenses”), Company is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Company as currently conducted.

(e)                                  Schedule 3.14(e) sets forth a list that is complete and accurate in all material respects of all Contracts to which the Company is a party (i) granting any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting its ability to use or exploit fully any of the Company Intellectual Property or (iii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property.  The Company has delivered to the Parent true, correct and materially complete copies of each Contract set forth on Schedule 3.14(e), together with all amendments, modifications or supplements thereto.

(f)                                   Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against them in accordance with its terms.  Company is not in default under any Intellectual Property License, nor, to the Company’s Knowledge, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.  No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

(g)                                  No Trade Secret of the Company that is material to the business of the Company has been authorized to be disclosed or has been actually disclosed by the Company to any Employee or any third party other than pursuant to a written non-disclosure agreement. Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all material Trade Secrets of the Company (including invention disclosures, not the subject of any patents owned or patent applications filed by the Company).  Each Employee, consultant and independent contractor of the Company has entered into a written non-disclosure and invention assignment agreement with the Company in a form previously provided to the Parent.

(h)                                 As of the date hereof, the Company is not the subject of any pending or, to the Company’s Knowledge, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights by any Person against the Company or challenging the ownership, use, validity or enforceability of any Company Intellectual Property.  The Company has not received written notice of any such threatened claim and, to the Company’s Knowledge, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, misappropriation or violation of any intellectual property rights by any Person against the Company, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property.  All of the Company Intellectual Property (and the Company’s rights in and to Company Intellectual Property) are valid and enforceable.

(i)                                     To the Company’s Knowledge, no Person is infringing, violating, misusing or misappropriating any Company Intellectual Property, and no such claims have been made against any Person by the Company.

(j)                                    There are no orders of courts or awards of arbitrators to which the Company is a party or by which the Company is bound which restrict, in any material respect, the right to use any of the Company Intellectual Property.

(k)                                 The consummation of the transactions contemplated hereby will not result in any material loss or impairment of the Surviving Corporation or the Parent’s right to own or use any of the material Company Intellectual Property.

(l)                                     No Employee has any right, title, or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property.  To the Company’s Knowledge, no Employee, consultant or independent contractor of the Company is, as a result of or in the course of such Employee’s, consultant’s or independent contractor’s engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m)                             Schedule 3.14(m) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company that is material to the operation of the business of the Company and (ii) all Software that is material to the operation of the business of the Company that is not exclusively owned by the Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee.

3.15                        Company Contracts.

(a)                                 Schedule 3.15 sets forth each of the following Contracts, identifying specifically each amendment thereto, to which the Company is a party or by which the Company or any of its properties or assets are bound:

(i)                                     any, employment, severance, consulting, relocation, or similar Contract with any Employee, consultant, contractor or advisor;

(ii)                                  any equity incentive plan under which any Company Security or any Security Right with respect thereto has been or may be granted or issued, and any Contract or plan any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, or the payment or timing of payment will be triggered in whole or in part, by the consummation of the Merger or any of the other Transactions or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other Transactions;

(iii)                               any lease of personal property having a value individually in excess of $10,000;

(iv)                              any Contract whereby the Company has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;

(v)                                 any Contract containing any covenant limiting the freedom of the Company or any of its present or future Affiliates to (x) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service or (y) solicit for employment, hire or employ any Person;

(vi)                              any Contract relating to capital expenditures and involving future payments in excess of $10,000 in any individual case or $25,000 in the aggregate;

(vii)                           any Contract relating to the acquisition or disposition of assets or any interest in any business enterprise outside the Ordinary Course of Business;

(viii)                        any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or similar Contract involving the sharing of profits, losses, costs or liabilities with any other Person;

(ix)                              any Contract granting the Company the right to market, distribute or resell any technology, products or services of any other Person;

(x)                                 any Contract pursuant to which the Company has advanced or loaned any amount to any current or former stockholder of the Company, any Employee, any consultant or contractor of the Company, other than business expense advances in the Ordinary Course of Business;

(xi)                              any Contract with any third Person to deliver products or services;

(xii)                           any currently outstanding bid, offer, proposal, term sheet or similar document that has been submitted by the Company that, if accepted by the receiving party, would obligate the Company thereunder and that would otherwise be required to be listed under any other paragraph of this Section 3.15(a);

(xiii)                        any Contract with any Person with respect to any services provided to the Company which services are necessary for the Company’s continuity of research and development with respect to Company Products;

(xiv)                       any other Contract that involves outstanding or future payment obligations of $10,000 or more; or

(xv)                          any other Contract that is material to the operations and business of the Company.

(b)                                 Each Contract set forth or required to be set forth on Schedule 3.12, Schedule 3.14, Schedule 3.16 or on a Schedule cross-referenced within any of such Schedules (each a “Disclosable Contract”) is in full force and effect and is valid, binding and enforceable against the Company, and, to the Company’s Knowledge, the other parties thereto, each in accordance with its terms (except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity).  The Company is in compliance in all material respects with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Disclosable Contract, nor to the Company’s Knowledge has there occurred any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or any default by any third Person.  The Company is in compliance with all delivery requirements, time lines, schedules, time of performance requirements and other milestones under all Disclosable Contracts in all material respects and the Company has no reasonable basis to believe that it will not continue to remain in compliance with all such requirements in all material respects.  The Company has delivered to the Parent accurate and complete copies of all Disclosable Contracts.

3.16                        Employee Benefits Plans.

(a)                                 No Employee Benefit Plans.  The Company has not at any time maintained, established, sponsored, participated in or contributed to any Company Employee Plan and does not have any liability, contingent or otherwise under any plan subject to Title IV of ERISA.  The Company does not have any stated plan, intention or commitment to establish or enter into any Company Employee Plan.

(b)                                 No Post-Employment Obligations.  The Company has no obligation to provide life insurance or medical or other employee welfare benefits to any Employee upon or after his or her retirement or termination of employment for any reason, except as required by statutory healthcare continuation coverage laws.

(c)                                  Effect of Transactions.  The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(d)                                 No Liability.  The Company has no liability arising out of the improper classification or treatment of any service provider as a consultant or independent contractor and not as an employee (or vice versa).

3.17                        Employment Matters.

(a)                                 Schedule 3.17(a) sets forth, (i) with respect to each current Employee, (A) the name of such Employee and the date as of which such Employee was originally hired by the Company, and whether the Employee is on an active or inactive status; (B) such Employee’s title and job function; (C) such Employee’s annualized compensation as of the Agreement Date, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission accrual and potential and severance pay accrual and potential; and (D) whether such Employee is not fully available to perform the essential functions of his or her job with reasonable accommodation because of a qualified disability, or because of other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family, maternity, parental or other leave protected by applicable Law) and the anticipated date of return to full service; and (ii) with respect to each Employee, whether such Employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

(b)                                 Schedule 3.17(b) contains a list of individuals who are currently performing services for the Company and are classified as “consultants” or “contract labor” or “independent contractors,” the respective compensation of each such “consultant” or “contract laborer” or “independent contractor” and whether the Company is party to a consulting or contract labor or independent contractor Contract with the individual or an entity with which such individual is an employee.  Any such Contracts have been delivered to the Parent and are set forth on Schedule 3.17(b).

(c)                                  Each employment, severance, consulting, relocation, visa, work permit or similar Contract entered into by the Company with any Employee, consultant or contractor is set forth listed on Schedule 3.17(c)(i) and a copy of each such agreement and any amendment thereto has been delivered to the Parent.  Except as set forth on Schedule 3.17(c)(ii), the employment of each of the current Employees is terminable by the Company at will.

(d)                                 The Company has delivered to the Parent accurate and complete copies of all employee manuals and handbooks, employment policy statements, written employment customs and practices, internal regulations, collective bargaining or labor agreements with respect to Employees, all of which complied at all relevant times with applicable Law in all material respects.

(e)                                  Other than, with respect to (i) and (ii) of this paragraph (e), as contemplated in the Antony Separation Agreement, (i) None of the current Employees has given the Company written notice terminating his or her employment with the Company, or terminating his or her employment upon a sale of, or business combination relating to, the Company or in connection with the Transactions; (ii) the Company has no present intention to terminate the employment of any current Employee; (iii) to the Company’s Knowledge, no current Employee, consultant or contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other Contract with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company, or (B) the Company’s business or operations; and (iv) to the Company’s Knowledge, no current Employee, contractor or consultant is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by the Company.

(f)                                   The Company is not presently, nor has it been in the past, a party to or bound by any union contract or agreement, collective bargaining agreement or similar Contract and to the Company’s Knowledge there are no activities or proceedings of any labor union or works council or other employee representation group to organize any Employees.

(g)                                  The Company is not engaged or has ever been engaged in any unfair labor practice of any nature, that, if adversely determined, would result in any material liability to the Company.  There has never been any slowdown, work stoppage, labor dispute or to the Company’s Knowledge any union organizing activity, or any similar activity or dispute, affecting the Company.  There is not now pending and, to the Company’s Knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h)                                 The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such Employees.  Any Persons now or heretofore engaged by the Company as consultants or contract laborers or independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws in all material respects, and have been treated accordingly and appropriately for all Tax purposes.  The Company is not liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i)                                     The Company has been and is in compliance, in all material respects, with all applicable Laws and Contracts respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees and to the Company’s Knowledge there are no allegations to the contrary.

(j)                                    There are no demands or claims pending before any Governmental Body (or any state “referral agency”) or, to the Company’s Knowledge, threatened in writing, from any Employee or any other Person arising out of the Company’s status as employer or joint employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise.

(k)                                 The Company, and to the Company’s Knowledge each current Employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by a current Employee will expire during the six (6) month period beginning on the Closing Date.

3.18                        Litigation.  Except as set forth in Schedule 3.18, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened against the Company (or to the Company’s Knowledge, pending or threatened, against any of the officers, directors or employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party before any Governmental Body.  Except as set forth on Schedule 3.18, the Company is not subject to any Order, and the Company is not in breach or violation of any Order.  Except as set forth on Schedule 3.18, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or, any Related Agreement or the Transactions.

3.19                        Compliance with Applicable Laws; Permits.

(a)                                 Since the date of the Company’s incorporation, the Company has complied, and the Company is now in compliance, in all material respects, with all Laws applicable to its business, operations or assets, including but not limited to compliance with the U.S. Foreign Corrupt Practices Act of 1977 and any applicable similar laws in foreign jurisdictions in which the Company is currently, or has previously, conducted its business.  The Company has not received any notice of or been charged with the violation of any Laws.  The Company has not received any notice alleging noncompliance, and, to the Company’s Knowledge, the Company is not under investigation with respect to, or threatened to be charged, with any material violation of any applicable Laws and, to the Company’s Knowledge, there are no facts or circumstances which would reasonably be expected to form the basis for any such violation.

(b)                                 Since the date of its incorporation, the Company has not filed, nor has it been required to file, any reports, schedules, forms, statements or any other documents with the FDA under its applicable regulations.

(c)                                  Schedule 3.19 contains a list of all Permits which are required for the operation of the business of the Company as presently conducted (“Company Permits”), other than those the failure of which to possess would not be material to the operation of the business of the Company as presently conducted.  The Company currently has all Permits that are required in order to permit the Company to own or lease properties and assets and to carry on its business as presently conducted, other than those the failure of which to possess would not be material to the operation of the business of the Company as presently conducted.  The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Company’s Knowledge, there are no facts or circumstances which could form the basis for any such default or violation.  There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened, relating to the suspension, revocation or modification of any Company Permit.  None of the Company Permits will be materially impaired or in any way adversely affected by the consummation of the Transactions, except to the extent any such impairment or adverse effect arises from facts or circumstances relating to the Parent or its Affiliates or the operation of their respective businesses.

3.20                        Environmental Matters.

(a)                                 Hazardous Material.  The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Body or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal

Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained.  No Hazardous Materials are present, as a result of the actions of the Company, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(b)                                 Hazardous Materials Activities.  The Company has not transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in each case in violation of any applicable Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.  The Company has complied in all material respects with all applicable Laws regulating the manufacture, labeling, packaging and disposal of Company Products and the use, storage and disposal of Hazardous Materials.

(c)                                  Permits.  The Company currently holds all Permits necessary for the conduct of its Hazardous Material Activities as such activities are currently being conducted.

(d)                                 Environmental Liabilities.  No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s Knowledge, threatened, concerning any of the Company’s Hazardous Material, Hazardous Materials Activity or any Permits related thereto.  To the Company’s Knowledge, there is no fact or circumstance that would reasonably be expected to involve the Company in any environmental litigation or impose upon the Company any environmental liability.

3.21                        Insurance.  Schedule 3.21 sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and Employees of the Company or any of its Affiliates.  True and accurate copies of policy documents for the insurance policies set forth on Schedule 3.21 have been provided to the Parent.  There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  There is no pending claim that would reasonably be expected to exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company is otherwise in material compliance with the terms of such policies and bonds.  To the Company’s Knowledge there is no threatened termination of, or premium increase with respect to, any of such policies.  The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

3.22                        Restrictions on Business Activities.  There is no Contract or judgment, injunction, order or decree, to which the Company is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit:  (a) any business practice of the Company or any of its present or future Affiliates; (b) any acquisition of property (tangible or intangible) by the Company or any of its present or future Affiliates; (c) the conduct of business by the Company or any of its present or future Affiliates; or (d) the freedom of the Company or any of its present or future Affiliates to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company or any of its present or future Affiliates or otherwise.  Without limiting the generality of the foregoing, the Company has not (x) entered into any Contract under which the Company or any of its present or future Affiliates is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (y) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s or any of its present or future Affiliates’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market or (z) entered into any Contract that will bind the Parent or any of its Affiliates with respect to the Parent’s or the Parent’s Affiliates’ (excluding solely for purposes of this clause (z), the Company after the Effective Time solely with respect to the Company being an Affiliate of the Parent) own customers, products or services.

3.23                        Related Party Transactions.  Except as set forth on Schedule 3.23, no employee, officer, director, stockholder, partner or member of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral) (other than such Person’s relationship with the Company as an employee, officer, director, stockholder, partner or member of the Company, as applicable), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) to the Company’s Knowledge has any claim or cause of action against the Company or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, other than any ownership interest in any publicly traded company representing less than 2% of the outstanding capital stock of such company and any relationship with any commercial bank or other financial institution that has a relationship with the Company.

3.24                        Banks; Power of Attorney.  Schedule 3.24 contains a complete and correct list of the names and locations of all banks in which Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Schedule 3.24, no person holds a power of attorney to act on behalf of the Company.

3.25                        Financial Advisors.  Except as set forth on Schedule 3.25, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any Primary Company Stockholder or to the Company’s Knowledge any other Company Stockholder in connection with the Transactions and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure schedule delivered by the Company to the Parent herewith (the “Parent Disclosure Schedule”) or in any other section, subsection or subclause of the Parent Disclosure Schedule solely if and to the extent that it is reasonably apparent on the face of such disclosure that it applies to such other section, subsection or subclause of this ARTICLE IV without reference to the documents referenced therein, the Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

4.1                               Organization of Parent and Merger Sub; Operation of Merger Sub.  Each of the Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each of the Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.  Merger Sub is a direct, wholly owned subsidiary of the Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement or in connection with the Transactions.

4.2                               Authority.  Each of the Parent and Merger Sub has and will have as of the Closing all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Related Agreements to which the Parent or Merger Sub is a party and the consummation of the Transactions by the Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub.  No vote of the stockholders of the Parent is required by any applicable Law, including the rules and regulations of The NASDAQ Global Market, the Organizational Documents of Parent or otherwise in order for the Parent to issue the Parent Shares in connection with the delivery of the Closing Consideration or for the Parent and Merger Sub to consummate the Transactions (other than any vote of the stockholders that may be required under the rules and regulations of The NASDAQ Global Market in connection with the issuance of Parent Shares as Milestone Consideration).  This Agreement has been, and each of the Related Agreements to which the Parent or Merger Sub is a party will be at the Closing, duly executed and delivered by the Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Parent and Merger Sub), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid, legal and binding obligations of the Parent and Merger Sub, enforceable against each of the Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

4.3                               Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Body, is required by or with respect to the Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Related Agreements by the Parent and Merger Sub or the consummation by the Parent and Merger Sub of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws, and (c) such other filings, authorizations, consents and approvals that if not obtained or made would not reasonably be expected to have a material and adverse effect on the ability of the Parent or Merger Sub to consummate the Transactions.

4.4                               No Conflict.  The execution, delivery and performance by the Parent and Merger Sub of this Agreement and the Related Agreements to which either is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Parent or Merger Sub, (b) any material Contract to which the Parent or Merger Sub is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (c) any Law applicable to the Parent or Merger Sub or any of their respective properties (whether tangible or intangible) or assets, except, in the case of clause (c), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the operations and business of the Parent or Merger Sub as currently conducted or the ability of the Parent or Merger Sub to consummate the Transactions in a timely manner.

4.5                               Capitalization of the Parent and Merger Sub.  As of September 30, 2013, the authorized capital stock of the Parent consisted of (a) 125,000,000 shares of Common Stock, of which (i) 49,631,672 shares were issued and outstanding, (ii) up to 1,404,341 shares have been reserved for issuance upon exercise of outstanding common stock warrants, (iii) 9,558,946 shares have been reserved for issuance under the Parent’s Amended and Restated 2007 Equity Incentive Plan, (iv) 680,797 shares have been reserved for issuance under the Parent’s Amended and Restated 2007 Director Option Plan, (v) 1,109,765 shares have been reserved for issuance under the Parent’s 2002 Equity Incentive Plan, and (iv) 200,000 shares have been reserved for issuance under the Parent’s 2007 Employee Stock Purchase Plan; and (b) 10,000,000 shares of preferred stock, none of which is outstanding.  All issued and outstanding shares of the Parent’s capital stock have been duly authorized and validly issued, and are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.  As of the Agreement Date, except as set forth in the SEC Documents or as described or referred to above, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, or understandings of any kind to which the Parent is a party or by which it is bound obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or other voting securities of the Parent.  The Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens.

4.6                               Disclosure Documents.

(a)                                 For the two (2) years preceding the Agreement Date, the Parent has filed, on a timely basis or has received a valid extension as of such time of filing and has thereafter made such filings prior to the expiration of any such extension, all reports, schedules, forms, statements and other documents required to be filed by the Parent with the SEC under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”), and the Parent has paid all fees and assessments due and payable in connection with the SEC Documents.  As of their respective dates, the SEC Documents complied in all material respects with all statutes and applicable rules and regulations of the SEC, including the requirements of the Securities Act or the Exchange Act, as applicable, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The audited financial statements of the Parent included in the SEC Documents comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Parent as of the dates thereof and the results of operations and cash flows for the periods then ended.  The unaudited financial statements included in the SEC Documents comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such unaudited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Parent as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.  Neither the Parent or any of its subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, or internal or external auditor of the Parent or any of its subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that the Parent or any of its subsidiaries has engaged in any illegal or questionable accounting or auditing practices.

(c)                                  As of the Closing Date, the Parent has responded to all comment letters of the staff of the SEC relating to the SEC Documents, and the SEC has not advised the Parent that any final responses are inadequate, insufficient or otherwise non-responsive. The Parent has made available to the Company true, correct and complete copies of all comment letters and enforcement correspondence between the SEC, on the one hand, and the Parent and any of its subsidiaries, on the other hand, occurring during the two (2) years preceding the Closing Date. None of the SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. As of the Closing Date, the Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Global Market.

(d)                                 For the two (2) years preceding the Closing Date, each of the principal executive officer of the Parent and the principal financial officer of the Parent (or each former principal executive officer of the Parent and each former principal financial officer of the Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Documents. For purposes of this Section 4.6(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Parent nor any of its subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes Oxley-Act.

4.7                               Absence of Certain Events and Changes.  Since the date of the Parent’s Quarterly Report on Form 10-Q for the quarter ended on September 30, 2013 and except as disclosed in the SEC Documents or in Schedule 4.7: (i) the Parent has conducted its business in the ordinary course consistent with past practice, (ii) there has not been any event, change or development which, individually or in the aggregate, would have a Parent Material Adverse Effect, (iii) the Parent has not incurred any material liabilities (contingent or otherwise) other than expenses incurred in the ordinary course of business consistent with past practice, (iv) the Parent has not altered its method of accounting in any material respect, and (v) the Parent has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

4.8                               Valid Issuance of Parent Shares.  When issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, the Parent Shares to be issued as Merger Consideration will be duly and validly authorized and issued, fully paid and non-assessable, free and clear of all liens, and, based in part on the representations of the Company Stockholders in the Letter of Transmittal, will be issued in compliance with all applicable federal and state securities laws.

4.9                               No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by the Parent.

4.10                        Litigation.  Except as set forth on Schedule 4.10 of the Parent Disclosure Schedule, there are no Legal Proceedings pending or, to the Parent’s Knowledge, threatened against the Parent or to which the Parent is otherwise a party relating to this Agreement, the Related Agreements to which the Parent or Merger Sub is a party or the transactions contemplated hereby and thereby.

ARTICLE V.
COVENANTS

5.1                               Conduct of the Business Pending the Closing.  During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will (except to the extent that the Parent shall otherwise consent in writing), carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with suppliers licensors and others having business dealings with it.  Without limiting the foregoing and except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of the Parent:

(a)                                 make any payments or enter into any commitment or transaction, (ii) waive or release any right or claim, (iii) fail to pay, or delay in paying, accounts payable when due, (iv) accelerate the payment of any accounts receivable, or (v) change or deviate from any cash management practices, in each case outside of the Ordinary Course of Business;

(b)                                 issue, grant, deliver or sell, or authorize, propose, promise or make any commitment for the issuance, grant, delivery or sale of, or purchase or propose the purchase of, or terminate or amend any term or provision of any Company Security or Security Rights with respect to the foregoing;

(c)                                  re-price, terminate or amend the terms of any Security Right or the terms of any Contract with respect to Company Securities, including accelerating or waiving the vesting thereof;

(d)                                 acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or in any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the Ordinary Course of Business any assets in any amount;

(e)                                  (i) hire or engage any employee, consultant or contractor, or induce or encourage any Employee, consultant or contractor to resign from the Company, or promote any Employee, or transfer any Employee, or change the employment status or titles or terms of employment of any Employee; or (ii) increase the salary or other compensation (of any type or form) payable or to become payable by the Company to any of their Employees, workers, consultants, contractors, or advisors, or (iii) modify any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, or (iv) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company of a bonus, commission or other additional salary, compensation or employee benefits to any such Person;

(f)                                   fail to use commercially reasonable efforts to keep in full force all insurance policies described in Section 3.21;

(g)                                  enter into any Contract (i) under which the Company or any of their respective present or future Affiliates is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or during any period of time, or in any segment of the market, (ii) pursuant to which any Person is granted exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s or any of their respective present or future Affiliates’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market, or (iii) that will bind the Parent or any of its Affiliates with respect to the Parent’s or the Parent’s Affiliates’ own customers, products or services;

(h)                                 take any action that would have been a breach of or would reasonably be expected to cause a breach of any of the provisions of Section 3.10 had such action occurred after the Balance Sheet Date and prior to the Agreement Date (without regard to disclosures on the Company Disclosure Schedule);

(i)                                     incur any Indebtedness, draw down or borrow any amounts under any existing Contracts with respect to Indebtedness, guarantee any Indebtedness of any Person, issue or sell any debt securities of the Company or purchase or guarantee any debt securities of others, except for advances to Employees for travel and business expenses in the Ordinary Course of Business;

(j)                                    make any voluntary prepayment or other non-mandatory payment of, or in respect of, any Indebtedness, any Acquisition Expense or any Lien;

(k)                                 make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;

(l)                                     make any Distribution;

(m)                             amend, extend, vary or terminate any Real Property Lease, permit any Real Property Lease to expire, or enter into any new lease, sublease, license or other Contract pursuant to which the Company derives any rights to use or occupy any real property, or settle any rent review;

(n)                                 pass any resolution, except as expressly required under the terms of this Agreement;

(o)                                 incur any liability to any Company Stockholder, other than obligations to current Employees or consultants under their existing employment terms or consultancy agreements, in each case incurred in the Ordinary Course of Business; or

(p)                                 take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (o) above, or any other action or omission that would prevent the Company from performing or cause the Company not to perform its obligations hereunder, or that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date.

5.2                               Access to Information; Confidentiality.

(a)                                 The Company shall afford to the Parent and its accountants, counsel, financial advisors and other representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s properties and facilities, books, financial information (including working papers and data in the possession of the Company’s independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts and records of the Company and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company as the Parent shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations.  Prior to the Closing, the Company shall generally keep the Parent informed as to all material matters involving the operations and businesses of the Company.  The Company shall authorize and direct the appropriate directors, managers and employees of the Company to discuss matters involving the operations and business of the Company with representatives of the Parent.

(b)                                 All nonpublic information provided to, or obtained by, the Parent in connection with the Transactions shall be “Confidential Information” for purposes of the Confidentiality Agreement, the terms of which shall continue in force until the Closing.  No information provided to or obtained by the Parent pursuant to Section 5.2(a) shall limit or otherwise affect the remedies available hereunder to the Parent (including the Parent’s right to seek indemnification pursuant to ARTICLE VIII), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

5.3                               Public Disclosure.  Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or, as to the Parent, by regulatory authority, listing agreement or court order, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any party hereto (including any third Person representatives of the Parent or the Company or any of their respective Affiliates) (other than disclosures to Company Stockholders in connection with the approval of this Agreement and other than any filing by the Parent with the SEC or other Governmental Body of any report required by the SEC, including a current report on Form 8-K), whether before or after the Closing, unless approved by the Parent and the Company prior to release; provided that such approval shall not be unreasonably withheld, conditioned or delayed; provided further that in no event shall any party or Representative make any such disclosure prior to the Parent issuing a press release publicly announcing this Agreement; and further provided that this restriction shall not apply to the Parent from and after the Closing.  Notwithstanding the immediately preceding sentence, in the event that either the Parent or the Company (or any Affiliate thereof) is required by Law or any listing or trading agreement to make any such disclosure, such party shall notify the other prior to making such disclosure and shall use its commercially reasonable efforts to give the other an opportunity (as is reasonable under the circumstances) to comment on such disclosure.

5.4                               Consents.  At the Company’s expense, the Company shall promptly apply for or otherwise seek and use its commercially reasonable efforts to promptly obtain all consents, waivers, and approvals required to be obtained by it in connection with the Merger and the other Transactions, including all consents, waivers, and approvals under any of the Contracts to which the Company is a party or by which they or their properties or assets (tangible or intangible) are bound in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger, including the consents set forth on Schedule 3.4.

5.5                               Conditions to the Transactions; Further Assurances.  Each of the parties to this Agreement shall use its commercially reasonable efforts to: (a) fulfill and cause to be fulfilled the conditions to Closing to be satisfied by it under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such party with respect to the Transactions and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Transactions; (c) to the extent applicable, obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Body, or other third Person, required to be obtained or made by such party or its Affiliates in connection with the Transactions or the taking of any action contemplated thereby or by this Agreement or any Related Agreement; and (d) at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other Transactions.

5.6                               Notification of Certain Matters.  From the Agreement Date until the Effective Time, the Company shall give prompt written notice to the Parent of: (a) the occurrence or non-occurrence of any event that is likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; (b) any failure to comply with or satisfy in any material respect any of the covenants, conditions or agreements to be complied with or satisfied by it hereunder; and (c) any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in ARTICLE VI required to be satisfied by it incapable of being satisfied in a timely manner; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to Parent, Merger Sub or any Parent Indemnified Party.

5.7                               No Solicitation.

(a)                                 Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 9.1, neither the Company nor any of its managers, members, officers, directors, employees, Primary Company Stockholders, Affiliates, financial advisors or representatives (collectively, the “Representatives”) shall, directly or indirectly, take any of the following actions with any Person other than the Parent and its designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company, (B) the acquisition of beneficial ownership of any equity or ownership interest in the Company, whether by issuance by the Company or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from any Company Stockholder or otherwise, (C) the license or transfer of all or a material portion of the assets of the Company or (D) any transaction that may be inconsistent with or that may have an adverse effect upon the Merger (any of the transactions described in clauses (A) through (D), a “Third Party Acquisition”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to do or seek, a Third Party Acquisition.

(b)                                 Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 9.1, if the Company or any Representative receives an inquiry, proposal or offer relating to a Third Party Acquisition from any Person, each of the Company and such party shall (i) promptly notify the Parent of the same and the details thereof (including the identity of the Person making same) and the Company shall be permitted to provide a response without breaching this Section 5.7; provided that the response is limited to informing the initiator of such inquiry, proposal or offer that the Company is unable to respond further at this time, (ii) provide to the Parent a copy of any written inquiry, proposal or offer and all correspondence related thereto, and (iii) keep the Parent informed of the status thereof.

(c)                                  The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.7 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties that the Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.7 and to enforce specifically the terms and provisions hereof in any court of the United States or any state or any other jurisdiction having jurisdiction, this being in addition to any other remedy to which the Parent may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by the Company or by any of its Representatives shall be deemed to be a breach of this Agreement by the Company.

5.8                               Termination or Amendment of Certain Agreements; Notifications.  The Company shall take all such steps as may be necessary to (i) terminate, as of the Closing, each of the Investor Agreements and all other investor rights granted by the Company to any Company Stockholder and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants and (ii) deliver all required notifications of the Merger and the other Transactions to the holders of Company Securities and Security Rights with respect thereto.  Each of the Company Stockholders that is a party to an Investor Agreement hereby irrevocably terminates such Investor Agreement and hereby waives any rights or claims it may have against the Company or any Person thereunder or with respect thereto, in each case effective immediately prior to, but conditioned upon, the Closing.

5.9          Certain Employment Matters.  Nothing contained herein shall obligate the Parent or the Surviving Corporation to (i) hire or retain any Employee, independent contractor or consultant, (ii) provide any Employee, independent contractor or consultant with any particular benefits, or (iii) make any payments or provide any benefits to those Employees, independent contractors or consultants whom the Parent chooses not to employ or subsequently terminates.

5.10        Tax Matters.

(a)           Certain Taxes.  The cost of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions shall be equally shared by the Company Stockholders, on the one hand, and Parent, on the other hand, and each party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(b)           Tax Returns.  The Company will promptly provide or make available to the Parent copies of all Tax Returns that are to be filed by the Company after the Agreement Date and prior to the Closing Date.  The Company shall permit the Parent to review and comment on each such Tax Return prior to filing it, providing the Parent with a reasonable time for such review and comment, and shall make such revisions to such Tax Returns as are reasonably requested by the Parent.  With respect to any Tax Returns not filed on or before the Closing Date relating to the Company, for any Pre-Closing Tax Period or a Straddle Period, the Parent shall prepare and file such Tax Returns on behalf of the Company. Parent shall deliver a copy of each such Tax Return to the Holder Representative at least thirty (30) days prior to the filing of each such Tax Return, and the Holder Representative shall have the right to review and comment on such Tax Return for a period of twenty (20) days after receipt thereof, and the Parent shall make such revisions to such Tax Returns as are reasonably requested by the Holder Representative. The Parent shall not amend or cause to be amended any Tax Return of the Company relating to a Pre-Closing Period or Straddle Period or otherwise take any action that affects the Company’s liability for Taxes for a Pre-Closing Period or Straddle Period without the prior written consent of the Holder Representative.

(c)           Cooperation on Tax Matters.  The Company (and after the Closing, the Holder Representative) shall cooperate fully as and to the extent reasonably requested by the Parent, in connection with the preparation and filing of any Tax Return, any enquiry, investigation, claim assessment, audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and, upon the Parent’s reasonable request, the provision of records and information that are reasonably relevant to any such enquiry, investigation, claim assessment, audit, litigation or other proceeding and access to Employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Parent and the Company (and after the Closing, the Holder Representative) (to the extent applicable) agree to (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Body and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Parent and the

Holder Representative, as the case may be, shall allow the other party to take possession of such books and records.

(d)           Tax Certificates.  The Parent and the Company (and after the Closing, the Holder Representative) agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the Transactions).

(e)           Tax Contests.  Notwithstanding any of the foregoing, following the Closing, the Parent will have the sole right (but not the obligation) to conduct any Tax enquiry, investigation, audit or other Tax dispute or contest relating to the Company, subject to Section 8.5 (including without limitation the right of the Holder Representative to assume and control the defense of any proceeding that is subject to a claim for indemnification by a Parent Indemnified Party in accordance with Section 8.5).

5.11        Indemnification of Company Board and Officers; Insurance.

(a)           Indemnification Obligations.  During the period ending six (6) years after the Effective Time, the Parent shall cause the Surviving Corporation to fulfill and honor its indemnification obligations to present and former members of the Company Board and present and former officers of the Company (the “Indemnified D&Os”) pursuant to the terms of the Company’s Organizational Documents as in effect on the Closing Date.

(b)           Insurance.  Promptly (but in any event not later than thirty (30) calendar days) following the Effective Time, the Holder Representative shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form acceptable to the Parent and that shall provide the members of the Company Board and the Company’s officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company.

5.12        Resignation of Officers, Directors and SAB Members.  The Company shall obtain the resignations of all members of the Company Board, all officers of the Company and all members of the SAB effective as of the Effective Time.

5.13        Company Stockholder Approval.

(a)           Immediately after the execution of this Agreement, the Company shall submit this Agreement and the Transactions (including the Merger) to the Company Stockholders for approval and adoption as provided by the DGCL and the Company’s Organizational Documents.  Such submission, and any proxy or consent in connection therewith, shall specify that adoption of this Agreement shall constitute approval by the Company Stockholders of: (i) the indemnification obligations of the Primary Company Stockholders set forth in ARTICLE VIII (including, without limitation, any rights of offset of the Parent under Section 8.4(i)) hereof and (ii) the appointment of Cuong Do as the Holder Representative, with the rights and responsibilities set forth in this Agreement.  The Company shall use its commercially reasonable efforts to obtain the Requisite Stockholder Approvals as promptly as practicable following the execution of this Agreement.

(b)           Any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the Transactions and this Agreement (the “Soliciting Materials”) shall have been, and shall be, subject to review and reasonable approval by the Parent and shall include information regarding the Company, the terms of the Merger, this Agreement and the Related Agreements, and the recommendation of the Company Board to adopt and approve this Agreement and the other Transactions, and approve the Merger, and a statement that the Company Board has unanimously determined that the terms of the Merger and this Agreement are advisable and in the best interests of the Company and the Company Stockholders.  Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to the Parent, the form and content of which shall not have been approved by the Parent prior to such inclusion.

5.14        Notice of Appraisal Rights; Section 228(e) Notice.  Promptly following receipt of the Requisite Stockholder Approvals, and in any event within two (2) Business Days thereafter, unless a later date is specified by the Parent, the Company (or, if after the Effective Time, the Holder Representative) shall cause to be sent to any Company Stockholders that are entitled thereto (a) the notice of the availability of appraisal rights required by Section 262 of the DGCL and (b) the notice required by Section 228(e) of the DGCL, in each case in form and substance reasonably satisfactory to the Parent.

5.15        Cash Reserve.  In furtherance, and not in limitation, of Section 6.2(r), as of the Effective Time, the Company shall have established the Cash Reserve.  From and after the Effective Time through that date that is ninety (90) days thereafter (the “Release Date”), the Surviving Corporation shall pay or cause to be paid when due, out of the Cash Reserve, all Company Liabilities and any other debts and liabilities (whether accrued or fixed, matured or unmatured, current or long-term, including, without limitation, all accrued expenses of the Company’s financial and legal advisors or any other service providers) payable by the Company through the Effective Time.  For the avoidance of doubt, to the extent that any such debt or liability of the Company remains unpaid after the Closing, irrespective of whether such debt or liability has been accurately reflected on the Closing Balance Sheets, such debt or liability shall be deemed a “Company Liability” for purposes of this Agreement and shall be payable by the Surviving Corporation out of the Cash Reserve.  At the Holder Representative’s reasonable request, the Surviving Corporation shall provide the Holder Representative with a statement of all disbursements that have been made from the Cash Reserve and, if so requested, shall also provide paid-in-full receipts (or other evidence reasonably satisfactory to the Holder Representative) for each such payment.  Solely to the extent that a Company Liability is not reflected on the Closing Balance Sheet, the Surviving Corporation shall provide the Holder Representative with prior written notice of its intent to make such payment (a “Payment Notice”) no later than three (3) Business Days prior to the anticipated date of such payment (a “Reserve Disbursement”).  The Holder Representative may object to the making of a Reserve Disbursement by delivering to the Surviving Corporation no later than two (2) Business Days after receipt of the applicable Payment Notice a written notice setting forth the reason for such objection (an “Objection Notice”).  If the Holder Representative fails to deliver an Objection Notice before the expiration of the two (2) Business Day period provided above, the Reserve

Disbursement shall be deemed to have been accepted by the Holder Representative.  If the Holder Representative delivers an Objection Notice before the expiration of the two (2) Business Day period provided above, the Surviving Corporation and the Holder Representative shall negotiate in good faith to promptly resolve such objection.  On the Release Date, the Surviving Corporation shall disburse to the Holder Representative the balance (if any) of the Cash Reserve (less any amounts then subject to an Objection Notice, which shall be disbursed, to the extent applicable, promptly following the resolution of such objection in accordance with the terms of this Agreement) for disbursement to the Company Stockholders in accordance with their Pro Rata Share.

5.16        Parent Antony Payment.  Subject to, and in accordance with, the terms of the Antony Separation and Release Agreement, Parent shall pay the Parent Antony Payment.  For the avoidance of doubt, except for the Parent Antony Payment, Parent shall have no liability for severance, termination or other payments or obligations of a similar nature to any Employee, service provider, consultant or independent contractor of the Company, including, without limitation, Paul Anthony, that are incurred or payable in connection with the effectuation of the Transactions.

ARTICLE VI.
CONDITIONS TO THE MERGER

6.1          Conditions to the Obligation of the Company.  The obligation of the Company to consummate the Merger and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties.  The representations and warranties of the Parent and Merger Sub contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those failures to be so true and correct as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Agreements and Covenants.  The Parent and Merger Sub shall each have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date.

(c)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, and there shall be no pending action, claim, proceeding or other application before any Governmental Body seeking any such order, restraint or prohibition.

(d)           Other Documents.  The Company shall have received such customary documents from the Parent and Merger Sub as the Company may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other Transactions.

6.2          Conditions to the Obligations of the Parent and Merger Sub.  The obligations of the Parent and Merger Sub to consummate the Merger and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Parent:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall have been true and correct on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

(c)           No Material Adverse Effect.  No event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)           Stockholder Approval; Appraisal Rights.  Each of the Company Board Approval and the Requisite Stockholder Approvals shall have been obtained and shall be in full force and effect.  Neither Stockholders holding not more than five percent (5%) of the outstanding shares of Company Capital Stock (calculated on an as-converted basis) shall have exercised, nor Stockholders holding not more than twenty percent (20%) of the outstanding shares of Company Capital Stock have continuing rights to exercise, appraisal rights under the DGCL with respect to the Transactions.

(e)           Closing Certificate.  The Company shall have delivered to the Parent a certificate of the Company, executed by the Chief Executive Officer of the Company and dated as of the Closing Date, certifying on behalf of the Company that each of the conditions set forth in Sections 6.2(a)-(d), (l), (m), (p), (q) and (r) has been satisfied in all respects.

(f)            Secretary’s Certificate.  The Company shall have delivered to the Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Company Board Approval and Requisite Stockholder Approvals, (ii) the Organizational Documents of the Company, and (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Company is a party.

(g)           Employment Letters.  The Employment Letters shall have been executed and delivered by the Employees party thereto, and true and complete copies thereof shall have been delivered to the Parent.

(h)           Third Party Consents.  The Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals, waivers,

amendments and terminations set forth on Schedule 3.4, in each case in form and substance reasonably satisfactory to the Parent.

(i)            Terminations; Notices.  The Parent shall have been furnished with evidence reasonably satisfactory to it that (i) each of the Investor Agreements and all other investor rights granted by the Company to the Company Stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of or prior to the Effective Time and (ii) all required notifications of the Merger and the other Transactions to the holders of Company Securities and any Security Rights with respect thereto have been properly and timely delivered.

(j)            Tax Certificate.  The Company shall have delivered to the Parent a certificate in form and substance reasonably satisfactory to the Parent, duly executed and acknowledged, certifying that the Transactions are exempt from withholding under Section 1445 of the Code.

(k)           Resignations.  The Company shall have received, and provided the Parent with copies of, resignation letters executed and delivered by the members of the Company Board, the officers of the Company and the members of the SAB effective as of the Effective Time.

(l)            Legal Action.  There shall not be any threatened or pending action, proceeding or other application, or any facts, threats, claims or allegations that would reasonably be expected to result in any such threatened or pending action, proceeding or other application, before any court or Governmental Body brought by any Person or Governmental Body: (i) against the Company seeking material damages or other material relief; (ii) challenging or seeking to restrain or prohibit the consummation of the Merger or the other Transactions, or seeking to obtain any material damages from the Parent, Merger Sub or the Company as a result of the Merger or such other Transactions; or (iii) seeking to prohibit or impose any limitations on the Parent’s ownership or operation of all or any portion of the Company’s business or assets, or to compel the Parent to dispose of or hold separate all or any portion of its or the Company’s business or assets as a result of the Transactions which if successful would have an adverse effect on the Parent’s ability to receive the anticipated benefits of the Merger and the other Transactions.

(m)          No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or the other Transactions shall be in effect, and there shall be no pending action, claim, proceeding or other application before any Governmental Body seeking any such order, restraint or prohibition.

(n)           Release of Liens.  All Liens (other than Permitted Liens) on the Company’s assets or properties shall have been released in form and substance reasonably satisfactory to the Parent.

(o)           Joinders.  The Parent shall have received duly executed Joinders and Letters of Transmittal, together with all attachments thereto, from all Primary Company Stockholders.

(p)           Dissolution of SAB.  The Company shall have adopted such resolutions and shall have taken such actions as are necessary and sufficient to cause the SAB to be dissolved and disbanded.

(q)           Acquisition Expenses.  The Company shall have properly and fully satisfied, paid and discharged all Acquisition Expenses, and the Parent shall have been furnished with written evidence thereof and shall be otherwise satisfied in its sole and absolute discretion that the Company has properly and fully satisfied, paid and discharged all Acquisition Expenses, other than Acquisition Expenses to be paid out of the Cash Reserve as noted on the statement of Acquisition Expenses.

(r)            Liabilities.  The Company shall properly and fully satisfy, pay and discharge, at or prior to Closing, all known debts and liabilities outstanding as of the Agreement Date (other than the Acquisition Expenses which shall have been paid in full, other than Acquisition Expenses to be paid out of the Cash Reserve as noted on the statement of Acquisition Expenses, and Company Liabilities payable from the Cash Reserve).  The Company shall have no debts, liabilities, demands or obligations of any nature other than the Company Liabilities and shall have established the Cash Reserve.

(s)            Antony Separation Agreement.  The Antony Separation Agreement shall have been executed and delivered by the parties thereto, and a true and complete copy thereof shall have been delivered to the Parent.  The Antony Separation Agreement shall be in full force and effect as of the Effective Time, without limitation, modification or alteration, and all obligations of the Company thereunder shall have been fully satisfied, paid and discharged.

(t)            Other Documents.  The Parent shall have received such customary documents from the Holder Representative and the Company as the Parent may reasonably request in good faith, including, without limitation, evidence reasonably satisfactory to it that any Indebtedness, expenses or other liabilities of the Company outstanding prior to the Agreement Date (other than the Company Liabilities) have been fully paid and satisfied as of the Agreement Date, for the purpose of facilitating the consummation of the Merger and the other Transactions.

ARTICLE VII.
REGISTRATION RIGHTS

7.1          Registration.  As soon as reasonably practicable, but no event later than twenty-one (21) days after the Closing, the Parent shall prepare and file with the SEC, a Registration Statement covering the resale of all, or such portion as permitted by SEC Guidance (provided that, the Parent shall use commercially reasonable efforts to advocate with the SEC for the registration of the maximum number of the Registrable Securities permitted by SEC Guidance), of the Registrable Securities and use commercially reasonable efforts to cause a Registration Statement to be declared effective (including, without limitation, the execution of any required undertaking to file post-effective amendments) as promptly as possible.  The Registration

Statement shall be on Form S-3 (except if the Parent fails to meet one or more of the registrant requirements specified in General Instruction I.A. on Form S-3, such registration shall be on another appropriate form in accordance herewith).

7.2          Expenses of Registration.  The Parent shall pay all fees and expenses incurred in connection with any registration, qualification, exemption or compliance by the Parent in the performance of its obligations pursuant to this ARTICLE VII, whether or not any Registrable Securities are sold pursuant to a Registration Statement, and including all registration and filing fees, exchange listing fees, and the fees and expenses of counsel and accountants for the Parent.

7.3          Obligations of the Parent.  In the case of registration, qualification, exemption or compliance effected by the Parent pursuant to this Agreement, the Parent will, upon request of the Holder Representative, inform the Holder Representative as to the status of such registration, qualification, exemption and compliance.  The Parent shall, at its expense and in addition to its obligations under Section 7.1, as expeditiously as reasonably possible:

(a)           except for such times as the Parent is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, use its commercially reasonable efforts to keep such registration, and any required qualification, exemption or compliance under state securities laws effective until the date all Parent Common Stock issued as Merger Consideration and held by the Company Stockholders may be sold during any ninety (90) day period under Rule 144 and any contractual agreements with the Parent.  The period of time during which the Parent is required hereunder to keep the Registration Statement effective is referred to herein as the “Registration Period”;

(b)           advise the Holder Representative promptly (and, in any event, within five (5) business days):

(i)            when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;

(ii)           of the receipt by the Parent of any notification from the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

(iii)          of the receipt by the Parent of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)          of the occurrence of any event that requires the making of any changes in the Registration Statement or the prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading;

(c)           use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)           if the Holder Representative so requests in writing, promptly furnish to the Holder Representative, without charge, at least one copy of such Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if explicitly requested, all exhibits in the form filed with the SEC;

(e)           during the Registration Period, promptly deliver to the Holder Representative, without charge, at least one copy of the prospectus included in such Registration Statement and any amendment or supplement thereto and as many additional copies as the Holder Representative may reasonably request; and the Parent consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by the Holder Representative in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto;

(f)            during the Registration Period, if the Holder Representative so requests in writing, deliver to the Holder Representative, without charge, (i) one copy of the following documents, other than those documents available via EDGAR (and excluding, in each case, exhibits thereto): (A) its annual report to its stockholders, if any (which annual report will contain financial statements audited in accordance with GAAP by a firm of certified public accountants of recognized standing), (B) if not included in substance in its annual report to stockholders, its annual report on Form 10-K (or similar form), (C) its definitive proxy statement with respect to its annual meeting of stockholders, (D) each of its quarterly reports to its stockholders, and, if not included in substance in its quarterly reports to stockholders, its quarterly report on Form 10-Q (or similar form), and (E) a copy of the Registration Statement; and (ii) if explicitly requested, any exhibits filed with respect to the foregoing;

(g)           upon the occurrence of any event contemplated by Section 7.3(b)(iv) above, except for such times as the Parent is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, the Parent will use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to the Holder Representative, the prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h)           comply in all material respects with all applicable rules and regulations of the SEC which could affect the sale of the Registrable Securities;

(i)            use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which equity securities issued by the Parent have been listed;

(j)            use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable the Holder Representative to sell Registrable Securities under Rule 144; and

(k)           permit counsel for the Holder Representative to review the Registration Statement and all amendments and supplements thereto, within two (2) business days prior to the filing thereof with the SEC;

provided that, in the case of Section 7.3(k) above, the Parent will not be required to delay the filing of the Registration Statement or any amendment or supplement thereto to incorporate any comments to the Registration Statement or any amendment or supplement thereto by or on behalf of the Holder Representative if such comments would require a delay in the filing of such Registration Statement, amendment or supplement, as the case may be.

7.4          Furnishing Information.  It shall be a condition precedent to the obligations of the Parent to take any action pursuant to Section 7.1 that the selling Company Stockholders shall furnish to the Parent such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be legally required under the Securities Act or otherwise required by the SEC to effect the registration of their Registrable Securities.

7.5          Indemnification; Contribution.

(a)           The Parent shall indemnify and hold harmless each Company Stockholder (including the employees, agents, representatives, officers and directors of the Company Stockholder and its Affiliates) and each Person who controls such Company Stockholder (within the meaning of the Securities Act and the Exchange Act) (each a “Registration Holder Indemnitee”) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and reasonable legal fees) arising out of or based upon (i) any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or notification or offering circular prepared by the Parent in connection with the registration and/or offering of the Registrable Securities (as amended or supplemented if the Parent shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information concerning such Company Stockholder furnished in writing to the Parent by such Company Stockholder expressly for use in such document or (ii) any violation or alleged violation by the Parent (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

(b)           Each Company Stockholder shall indemnify and hold harmless the Parent, and its directors, officers, employees and each Person who controls the Parent (within the meaning of the Securities Act and the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any

Registration Statement, prospectus or preliminary prospectus or notification or offering circular prepared by the Parent in connection with the registration and/or offering of the Registrable Securities (as amended or supplemented if the Parent shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with any information concerning such Company Stockholder furnished in writing to the Parent by such Company Stockholder specifically for use in the preparation of such document.

(c)           Each Person entitled to indemnification hereunder (the “Registration Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Registration Indemnifying Party”) after the receipt by the Registration Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Registration Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Registration Indemnifying Party shall not relieve the Registration Indemnifying Party of any liability that it may have to the Registration Indemnified Party hereunder unless, and only to the extent that, such failure results in the Registration Indemnifying Party’s forfeiture of substantive rights or defenses.  If notice of commencement of any such action is given to the Registration Indemnifying Party as above provided, the Registration Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Registration Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Registration Indemnified Party. The Registration Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the Registration Indemnified Party unless (i) the Registration Indemnifying Party agrees to pay the same, (ii) the Registration Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Registration Indemnified Party in its reasonable judgment or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that either (x) representation of such Registration Indemnified Party and the Registration Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to it which are different from or additional to those available to the Registration Indemnifying Party.  In either of such cases, the Registration Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Registration Indemnified Party.  No Registration Indemnifying Party shall be liable for any settlement entered into without its written consent (other than in the case where the Registration Indemnifying Party is unconditionally released from liability and its rights are not adversely effected), which consent shall not be unreasonably withheld.

(d)           If the indemnification provided for in this Section 7.5 from the Registration Indemnifying Party pursuant to applicable law is unavailable to a Registration Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Registration Indemnifying Party, in lieu of indemnifying such Registration Indemnified Party, shall contribute to the amount paid or payable by such Registration Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Registration Indemnifying

Party and Registration Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative faults of such Registration Indemnifying Party and Registration Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Registration Indemnifying Party or Registration Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7.5(a), (b) and (c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person.

7.6          Rule 144 Reporting.  In order to make the benefits of the rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration available to the Company Stockholder, the Parent agrees to use commercially reasonable efforts to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the Registration Statement;

(b)           file with the SEC, in a timely manner, all reports and other documents required of the Parent under the Exchange Act; and

(c)           so long as the Company Stockholders own any Registrable Securities, furnish the Holder Representative forthwith upon request: (i) a written statement by the Parent as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; (ii) a copy of the most recent annual or quarterly report of the Parent; and (iii) such other reports and documents as any Company Stockholder may reasonably request in availing itself of any rule of regulation of the SEC allowing it to sell any such securities without registration.

7.7          Assignment of Registration Rights.  The rights and obligations under this ARTICLE VII may be assigned by the Company Stockholder in connection with any permitted transfer or assignment of Registrable Securities provided that (i) the Company Stockholder, within thirty (30) days after such transfer, furnishes to the Parent written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) such transferee agrees to be subject to all obligations and restrictions with respect to the Registrable Securities set forth in this Agreement.

ARTICLE VIII.
INDEMNIFICATION

8.1          Survival of Representations, Warranties and Covenants; Limitations.

(a)           Company Representations.  The representations and warranties of the Company set forth in this Agreement or in any certificate delivered by or on behalf of the Company as expressly contemplated by this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Parent or Merger Sub, and the Effective Time and shall terminate at 11:59 P.M. Eastern time on the earlier of the date that is (i) ninety (90) days after the Surviving Corporation’s achievement of the first Milestone Event or (ii) twenty-four (24) months after the Closing Date, except that the representations and warranties of the Company set forth in Sections 3.1 (Organization and Good Standing), 3.2, (Authority) 3.6 (Capitalization), 3.11 (Tax Matters), 3.16 (Employee Benefit Plans) and 3.25 (Financial Advisors) and in any certificate, document or other instrument delivered by or on behalf of the Company with respect to such representations and warranties (collectively, the “Fundamental Representations”) shall so survive but shall terminate at 11:59 P.M. Eastern time on the date on which all applicable statutes of limitation (as the same may be extended or waived) shall have expired, and except, in all cases, with respect to any Loss, claim or breach of which any Parent Indemnified Party shall have provided written notice to the Holder Representative prior to such termination.

(b)           Parent and Merger Sub Representations.  The representations and warranties of the Parent and Merger Sub set forth in this Agreement or in any certificate delivered by or on behalf of the Parent or Merger Sub as expressly contemplated by this Agreement shall survive the execution and delivery of this Agreement and the Effective Time and shall terminate at 11:59 P.M. Eastern time on the earlier of the date that is (i) ninety (90) days after the Surviving Corporation’s achievement of the first Milestone Event or (ii) twenty-four (24) months after the Closing Date.

(c)           Covenants.  The respective covenants, agreements and obligations of the Company, the Parent, the Holder Representative and Merger Sub set forth in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation and shall terminate on the expiration of all applicable statutes of limitation (as the same may be extended or waived), except as otherwise expressly set forth in this Agreement or in such certificate, document or other instrument delivered pursuant to this Agreement.

(d)           Effect of Survival Periods.  The survival periods set forth in this Section 8.1 are intended to operate only as the time periods within which a party must deliver to the other party a written notice of a Loss, claim or breach, and following such delivery the notifying party shall be entitled to pursue its available remedies with respect to such Loss, claim or breach pursuant to the provisions of this Agreement until such time that it is fully and finally resolved.

8.2          Indemnification by the Primary Company Stockholders.  As an integral term of the Merger, the Primary Company Stockholders, jointly and severally, shall indemnify,

reimburse, compensate and hold harmless the Parent, Merger Sub, the Surviving Corporation and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Parent Indemnified Parties”) against any and all claims, losses, royalties, liabilities, damages (including solely with respect to Third Party Claims and not with respect to any other claims, punitive, special, exemplary or similar damages claimed by such third person), deficiencies, Taxes, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and reasonable expenses of investigation and defense (collectively “Losses”) incurred or suffered by any such Parent Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a)           the failure of any representation or warranty of the Company set forth herein or in any certificate delivered by or on behalf of the Company as expressly contemplated by this Agreement to be true and correct in all respects as of the Agreement Date and as of the Closing (or, if a representation or warranty is made as of a specified date, as of such date) (disregarding for purposes of this Section 8.2(a) any “material,” “in all material respects,” “Company Material Adverse Effect,” or similar qualification contained therein or with respect thereto solely for purposes of calculating Losses but not with respect to the determination of whether any breach of any such representation or warranty has occurred);

(b)           any failure by the Company or the Holder Representative to fully perform, fulfill or comply with any covenant or agreement set forth herein;

(c)           any Dissenting Share Payments;

(d)           the failure of any item required to be set forth in the Allocation Certificate pursuant to Section 2.6(c) hereof (including, without limitation, (i) the amount of: (x) the Closing Consideration payable to each Company Stockholder; and (y) required withholding (if any) with respect to each Company Stockholder and (ii) the Pro Rata Share of each Company Stockholder and Primary Company Stockholder) to be accurate, true and correct in all respects as of the Closing (regardless of any approval of the Allocation Certificate by the Parent);

(e)           any claims by (i) any current or former Company Stockholder or alleged current or former holder of any equity or ownership interest or equity security of the Company, including Company Securities or Security Rights with respect thereto, relating to or arising out of (A) the Transactions, this Agreement or any Related Agreement, including the allocation of the Merger Consideration, or (B) such Person’s status or alleged status as an equity holder or ownership of equity or ownership interests in the Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (ii) any Person to the effect that such Person is entitled to any equity or ownership interest or equity security or any payment in connection with the Transactions other than as specifically set forth on the Allocation Certificate or (iii) any Person with respect to any Security Right, stock option scheme or plan, unit option scheme or plan or any other scheme, plan, policy or Contract providing for equity or ownership interest compensation to any Person in respect of the Company;

(f)            any claims with respect thereto, relating to or arising out of the Acquisition Expenses (it being understood that all Acquisition Expenses shall have been fully satisfied, paid and discharged as of the Closing, other than Acquisition Expenses to be paid out of the Cash Reserve as noted on the statement of Acquisition Expenses);

(g)           excluding any Taxes reserved for on the Closing Balance Sheet, any Taxes reflected in the Acquisition Expenses (but for avoidance of doubt, only to avoid double counting Taxes that must be paid off prior to Closing pursuant to this Agreement), and any Taxes withheld by Parent pursuant to Section 2.6(d), all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, provided that the Primary Company Stockholders and each Company Stockholder that is not a Primary Company Stockholder shall have no obligation to indemnify the Parent Indemnified Parties against any Losses consisting of Income Taxes resulting from, and any Losses otherwise relating to, a Code §338 election with respect to the acquisition of Company Capital Stock pursuant to this Agreement, and the Parent Indemnified Parties agree to hold harmless and indemnify each Holder for any Losses directly or indirectly incurred by such Holder as a result of such an election.

(h)           In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; or

(i)            any Indebtedness or liabilities (current or long-term) of the Company required to be set forth on the Closing Balance Sheet outstanding as of the Closing (it being understood that the Company shall be free of Indebtedness and other debts and liabilities (other than Closing Liabilities) at and as of the Closing), except to the extent that any such Indebtedness or liability is satisfied out of the Cash Reserve.

8.3          Indemnification by the Parent.  As an integral term of the Merger, the Parent shall indemnify, reimburse, compensate and hold harmless each Company Stockholder and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Holder Indemnified Parties”) against any and all Losses incurred or suffered by any such Holder Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a)           the failure of any representation or warranty of the Parent or Merger Sub set forth herein or in any certificate delivered by or on behalf of the Parent as expressly contemplated by this Agreement to be true and correct in all respects as of the Agreement Date and as of the Closing (disregarding for purposes of this Section 8.3(a) any “material,” “in all material respects,” “Parent Material Adverse Effect,” or similar qualification contained therein or with respect thereto solely for purposes of calculating Losses but not with respect to the determination of whether any breach of any such representation or warranty has occurred); and

(b)           any failure by the Parent or Merger Sub to fully perform, fulfill or comply with any covenant or agreement set forth herein or in any certificate delivered pursuant to this Agreement.

8.4          Limitations.

(a)           Threshold Amount for Indemnification by the Primary Company Stockholders.  No claim may be made by any Parent Indemnified Party for indemnification pursuant to Section 8.2(a), other than a claim arising from any breach or inaccuracy of any of the Fundamental Representations (in each case for which a claim may be made without regard to the limitations in this Section 8.3(a)), unless and until the aggregate amount of Losses for which the Parent Indemnified Parties seek to be indemnified pursuant to Section 8.2(a) exceeds $150,000, at which time the Parent Indemnified Parties shall be entitled to indemnification for all such Losses (including all Losses included within such amount).

(b)           Caps on Indemnification by the Primary Company Stockholders.  The maximum aggregate obligation of the Primary Company Stockholders for Losses in respect of indemnification under Section 8.2(a) shall equal fifteen percent (15%) of the aggregate amount of Merger Consideration actually received by the Company Stockholders (including any Milestone Payments that are made and irrespective of whether any such Merger Consideration is paid in Parent Shares or cash) other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations, in which case the maximum aggregate obligation of the Company Stockholders shall equal the aggregate amount of Merger Consideration actually received by the Company Stockholders (including any Milestone Payments that are made and irrespective of whether any such Merger Consideration is paid in Parent Shares or cash).

(c)           Threshold Amount for Indemnification by the Parent.  No claim may be made by any Holder Indemnified Party for indemnification pursuant to Section 8.3 unless and until the aggregate amount of Losses for which the Holder Indemnified Parties seek to be indemnified pursuant to Section 8.3 exceeds $150,000, at which time the Holder Indemnified Parties shall be entitled to indemnification for all such Losses (including all Losses included within such amount).

(d)           Caps on Indemnification by the Parent.  The maximum aggregate obligation of the Parent for Losses in respect of indemnification under Section 8.3 shall equal fifteen percent (15%) of the aggregate amount of Merger Consideration actually received by the Holders (including any Milestone Payments that are made and irrespective of whether any such Merger Consideration is paid in Parent Shares or cash).

(e)           Calculation.  Any Losses as to which indemnification provided for in Section 8.2 or Section 8.3 may apply shall be determined net of any actual cash recovery actually received by an Indemnified Party with respect to insurance specifically with respect to the specific matter for which indemnification is sought, less any current or prospective costs associated with obtaining such recovery.  This Section 8.3(e) shall not imply and shall not be construed to imply any obligation on the part of any Person to seek or pursue any such recovery and the failure to seek or pursue any such recovery shall not be a defense to any indemnification obligation hereunder.

(f)            Exclusive Remedy for Monetary Damages; Other Rights and Remedies Not Affected.  Subject to Section 8.3(g), the parties agrees that the sole and exclusive remedy for money damages for any matter arising under this Agreement shall be the rights to indemnification set forth in this Agreement and the rights set forth in ARTICLE IX.  The indemnification rights of the Indemnified Parties under this ARTICLE VIII are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

(g)           Fraud.  Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds and other provisions set forth in this ARTICLE VIII shall not apply with respect to (i) fraud or intentional misrepresentation or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

(h)           Effect of Disclosure Schedule.  The disclosures set forth in the Disclosure Schedule shall affect only the representations and warranties to which they relate and the indemnification provisions set forth in Section 8.2(a); they shall not have any effect on or in any other way limit the indemnification provisions set forth in Sections 8.2(b)-(h) which shall have independent effect regardless of any disclosure in the Disclosure Schedule or otherwise.

(i)            Set-Off.  The Company and the Company Stockholders hereby expressly acknowledge and agree that the Parent shall have the right, but not the obligation, at its election, to fully and completely offset against any Milestone Payment that may be or become due to a Primary Company Stockholder, (i) any and all Losses finally determined to be owed by such Primary Company Stockholder to any Parent Indemnified Party pursuant to this ARTICLE VIII and (ii) any and all amounts otherwise finally determined to be owed by such Primary Company Stockholder to the Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement or any other document or instrument executed in connection with the Transactions expressly contemplated in this Agreement.

8.5          Procedures.

(a)           General.  If an Indemnified Party desires to bring a claim for indemnification hereunder, such Indemnified Party (or a duly appointed representative of such Indemnified party on such Indemnified Party’s behalf) shall first deliver to the Holder

Representative, if such Indemnified Party is a Parent Indemnified Party, or to the Parent, if such Indemnified Party is a Holder Indemnified Party, a certificate (a “Claim Certificate”) that:

(i)            states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii)           specifies in reasonable detail, to the extent practicable and available, the Losses included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b)           Objection.  If the Holder Representative, with respect to a Claim Certificate delivered by a Parent Indemnified Party, or the Parent, with respect to a Claim Certificate delivered by a Holder Indemnified Party, objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in such Claim Certificate, the Holder Representative or the Parent, as applicable,  shall deliver a written notice specifying in reasonable detail the basis for such objection and the amount in dispute to the Indemnified Party within thirty (30) days after delivery of such Claim Certificate.  Thereafter, Holder Representative or the Parent, as applicable and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after delivery to the Indemnified Party of such written objection with respect to each of such claims to which the Holder Representative or the Parent, as applicable has objected.  If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should Parent, with respect to a Claim Certificate delivered by a Holder Indemnified Party, or the Holder Representative with respect to a Claim Certificate delivered by a Parent Indemnified Party, fail to respond to a Claim Certificate within thirty (30) days of delivery of such Claim Certificate, or should the Indemnified Party and Parent or the Holder Representative, as applicable, fail to agree as to any particular item or items or amount or amounts within the sixty (60) day period specified in this Section 8.5(b), then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

(c)           Indemnified Party Defense; Settlement.

(i)            The Holder Representative shall be entitled to assume and control the defense of a claim brought by any third party, including any Governmental Body (a “Third Party Claim”), that is subject to a claim for indemnification by a Parent Indemnified Party, and the Parent shall be entitled to assume and control the defense of a Third Party Claim that is subject to a claim for indemnification by a Holder Indemnified Party (regardless of whether the Holder Representative or the Parent, as applicable, has objected or intends to object to such claim pursuant to Section 8.5(b)), in each case at its own expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the delivery of the Claim Certificate with respect to such claim; provided, however, that the Holder Representative or the Parent, as applicable, shall not have the right to assume the defense of such Third Party Claim if

(i) such claim seeks, in addition to or in lieu of Losses, any injunctive or other equitable relief, (ii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnifying Party and the Indemnified Party, or (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the reasonable good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party: (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  The Indemnified Party shall cooperate with the Holder Representative or the Parent, as applicable, in such defense and make available to the Holder Representative or the Parent at the Holder Representative’s or the Parent’s expense, as applicable, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Holder Representative or the Parent, as applicable.

(ii)           In the event the Holder Representative (with respect to a Third Party Claim that is subject to an indemnification claim by a Parent Indemnified Party), or the Parent (with respect to a Third Party Claim that is subject to an indemnification claim by a Holder Indemnified Party) elects not to defend such Third Party Claim or fails to notify the Indemnified Party in writing of its election to defend such Third Party Claim as provided in this Agreement within thirty (30) days of delivery of the Claim Certificate with respect thereto, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(c)(iii), pay, compromise, defend such Third Party Claim (at the Indemnifying Party’s sole cost and expense with counsel selected by the Indemnified Party) and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(iii)          Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(c)(iii).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such

Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 8.5(c)(ii), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d)           Agreed Claims.  Claims for Losses specified in any Claim Certificate to which the Indemnifying Party did not object in writing by 11:59 PM Eastern time on the forty-fifth (45th) day following the receipt by the Indemnifying Party of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.5(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.”  The Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

(e)           Timing of Claim Certificate.  A Claim Certificate shall be delivered reasonably promptly (but in any event not later than sixty (60) calendar days) after receipt of notice of a Third Party Claim by an Indemnified Party of notice of any Third Party Claim or any facts and circumstances giving rise to a claim for indemnification hereunder, provided that, the failure to deliver a timely Claim Certificate shall not release an Indemnifying Party from any of its obligations under this ARTICLE VIII except and only to the extent such failure materially prejudices the defense of such claim.

(f)            Contingent Claims.  Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands; provided that the Claim Certificate sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.

8.6          Merger Consideration Adjustment.  The Company, the Parent, the Surviving Corporation, the Holder Representative and the Company Stockholders agree to treat each indemnification payment pursuant to this ARTICLE VIII as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

8.7          No Subrogation.  Following the Closing, no Company Stockholder shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification payment made by or on behalf of any Company Stockholder under Section 8.2 if the Merger and the Transactions are consummated.

8.8          No Prejudice.  The representations, warranties, covenants and obligations of the Company, set forth in this Agreement or in or in any certificate delivered by or on behalf of the Company as expressly contemplated by this Agreement, as limited by the Disclosure Schedules, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by the Parent or Merger Sub or any agent of the Parent or Merger Sub with respect to, or any knowledge acquired (or capable of being acquired) by the Parent or Merger Sub or any agent of the Parent or Merger Sub at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Parent Indemnified Party shall be required to show that it relied on any (and each Parent Indemnified Party shall be deemed to have relied on each) such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant to this ARTICLE VIII.  The waiver by the Parent or Merger Sub of any of the conditions set forth in ARTICLE VI will not affect or limit the provisions of this ARTICLE VIII.

ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER

9.1          Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date, regardless of whether this Agreement and/or the Merger have been approved by the Company Stockholders, as follows and in no other manner:

(a)           by written agreement of the Company, the Parent and Merger Sub;

(b)           by either the Parent or the Company if: (i) the Closing Date has not occurred on, or prior to, the third Business Day after the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement under this clause 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement; (ii) there shall be a final non-appealable order of a Governmental Body in effect preventing consummation of the Merger; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

(c)           by the Parent if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Transactions, by any Governmental Entity which would: (i) prohibit the Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel the Parent or the Company to dispose of or hold separate, as a result of the Transactions, any portion of the business or assets of the Parent or the Company;

(d)           by the Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Parent may not terminate this Agreement under this Section 9.1(d) prior to the earlier of the Termination Date or the date that is fifteen (15) days following the Company’s receipt of written notice from the Parent of such breach, it being understood that the Parent may not terminate this Agreement pursuant to this

Section 9.1(d) if such breach by the Company is cured within such period so that the conditions would then be satisfied;

(e)           by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.1(a) or Section 6.1(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Parent prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 9.1(e) prior to the earlier of the Termination Date or the date that is fifteen (15) days following the Parent’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if such breach by the Parent or Merger Sub is cured within such period so that the conditions would then be satisfied; or

(f)            by the Parent if there is a Company Material Adverse Effect.

9.2          Effect of Termination.  Any termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in Sections 5.2(b) and 5.3, this Section 9.2, Section 9.3 and ARTICLE IX, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement on the terms set forth therein.

9.3          Amendment.  Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by the Parent and the Company; provided, however, that no amendment supplement or change to this Agreement that adversely affects the rights and obligations of the Holder Representative shall be binding on the Holder Representative unless executed by the Holder Representative.  Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by the Parent and the Holder Representative.

9.4          Extension; Waiver.  At any time prior to the Effective Time, the Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  From and after the Effective Time, the Parent, on the one hand, and the Holder Representative, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.

ARTICLE X.
GENERAL PROVISIONS

10.1        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (a) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; or (b) if delivered by internationally recognized courier (appropriately marked for next day delivery), one (1) Business Day after sending; or (c) if delivered by first class, registered or certified mail (return receipt requested), three (3) Business Days after mailing.  Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to the Parent or Merger Sub, to:

Amicus Therapeutics, Inc.

1 Cedar Brook Drive

Cranbury, NJ 08512

Attention: Chief Business Officer

Facsimile No.: (609) 662-2001

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, NJ  07068

Attention: Nicholas San Filippo IV, Esq. and Steven M. Skolnick, Esq.

Facsimile No.: (973) 597-2573

(b)           if to the Company (prior to the Closing), to:

Callidus Biopharma, Inc.

3805 Old Easton Road

Doylestown, PA 18902

Attention: Chief Executive Officer

Facsimile No.: (609) 662-2001

with a copy (which shall not constitute notice) to:

Andrew Abramowitz, PLLC

565 Fifth Avenue

9th Floor

New York, New York 10017

Fax: (212) 972-8883

Attention: Andrew Abramowitz

(c)           if to the Holder Representative, to:

Cuong Do

5 India Brook Drive

Mendham, NJ 07945

Facsimile No.: (973) 543-6754

with a copy (which shall not constitute notice) to:

Andrew Abramowitz, PLLC

565 Fifth Avenue

9th Floor

New York, New York 10017

Fax: (212) 972-8883

Attention: Andrew Abramowitz

10.2        Entire Agreement.  Except for the Confidentiality Agreement, this Agreement, the Related Agreements, the schedules and Exhibits hereto and thereto, the Company Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.3        Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.4        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.5        Expenses.  In the event the Merger is not consummated, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third Persons shall be the obligation of the party incurring such fees and expenses.

10.6        Successors and Assigns; Parties in Interest.

(a)           This Agreement shall be binding upon each Company Stockholder and each of such Company Stockholder’s personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and the Parent and Merger Sub and their respective successors and assigns, if any.  This Agreement shall inure to the benefit of the parties hereto, the Indemnified D&Os, the Parent Indemnified Parties, the Holder Indemnified Parties and the respective successors and assigns (if any) of the foregoing.  No obligation of the Company in this Agreement shall become an obligation of the Surviving Corporation after the Effective Time.

(b)           No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Parent and the Holder Representative, except that the Parent may assign its rights and delegate its obligations hereunder to any Affiliate of the Parent without the Holder Representative’s or any other party’s consent.

(c)           Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a party hereto any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement.  This Agreement is intended to benefit the Parent Indemnified Parties, the Holder Indemnified Parties and the Indemnified D&Os and each Parent Indemnified Party, Holder Indemnified Party and each Indemnified D&O shall be deemed an intended third party beneficiary of this Agreement and this Agreement shall be enforceable by the Parent Indemnified Parties, Holder Indemnified Parties and the Indemnified D&Os.  Except as set forth in this Section 10.6(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.

10.7        Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

10.8        Governing Law; Venue.

(a)           This Agreement shall be construed in accordance with, and governed in all respects by, the Laws of the State of Delaware without regard to the Laws of such jurisdiction that would require the substantive Laws of another jurisdiction to apply.

(b)           Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in any state or federal court located in the State of New Jersey.  Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of New Jersey, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 10.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)           The Company Stockholders and Holder Representative agree that, if any claim, action, suit or proceeding is commenced against any Parent Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Parent Indemnified Party may proceed against the Holders and Holder Representative in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

10.9        Certain Waivers.

(a)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS.

(b)           EXCEPT AS SET FORTH IN THE DEFINITION OF “LOSSES”, AND AS SET FORTH IN SECTION 8.2 EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY OR SIMILAR DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

(c)           EACH OF THE HOLDER REPRESENTATIVE, THE COMPANY, PARENT AND MERGER SUB (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10      Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.11      Counterparts; Facsimile Delivery.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page.  Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

10.12      Attorneys’ Fees.  If any action, claim, suit or proceeding relating to this Agreement or any of the Related Agreements or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

10.13      Time of the Essence.  Time is of the essence of this Agreement.

[Remainder of Page Intentionally Left Blank — Signature Page to Follow]

IN WITNESS WHEREOF, each of the Parent, Merger Sub, the Company and the Holder Representative has caused this Agreement to be executed as of the date first written above.

AMICUS THERAPEUTICS, INC.

By:	/s/ John F. Crowley
	Name:	John F. Crowley
	Title:	Chairman and Chief Executive
Officer

CB ACQUISITION CORP.

By:	/s/ William D. Baird III
	Name:	William D. Baird III
	Title:	President and CEO

CALLIDUS BIOPHARMA, INC.

By:	/s/ Paul Antony
	Name:	Paul Antony
	Title:	President and Chief Executive
Officer

HOLDER REPRESENTATIVE

By:	/s/ Cuong Do
Cuong Do

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]